Exhibit 4.2

CREDIT AGREEMENT

Dated as of June 9, 2008,

as Amended and Restated as of July 16, 2009

among

PLY GEM HOLDINGS, INC.,

PLY GEM INDUSTRIES, INC.,

as the Specified U.S. Borrower,

CWD WINDOWS AND DOORS, INC.,

as the Canadian Borrower,

The Other Borrowers Named Herein,

CREDIT SUISSE,

as Administrative Agent, U.S. Swing Line Lender and U.S. L/C Issuer,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Collateral Agent,

CREDIT SUISSE, TORONTO BRANCH

as Canadian Swing Line Lender and Canadian L/C Issuer,

The Other Lenders Party Hereto,

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Lead Arranger and Sole Bookrunner

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent

and
UBS Loan Finance LLC,

as Documentation Agent
[CS&M Ref No. 5865-643]

TABLE OF CONTENTS

ARTICLE I
Definitions and Accounting Terms

All references to Exhibits and Schedules (other than Schedule 2.01) in this Agreement shall be construed to refer to Exhibits and Schedules to the Original Credit Agreement.

SCHEDULES

Schedule 1.01	Existing Letters of Credit
Schedule 1.01(a)	Sale-Leaseback Properties
Schedule 2.01	Commitments and Applicable Percentages
Schedule 4.01(a)(vi)	Mortgaged Properties
Schedule 5.05	Supplement to Interim Financial Statements
Schedule 5.06	Litigation
Schedule 5.08(b)	Owned Real Property
Schedule 5.08(c)	Leased Real Property
Schedule 5.09	Environmental Matters
Schedule 5.13	Subsidiaries and Other Equity Investments; Loan Parties
Schedule 6.12	Guarantors
Schedule 6.20	Post-Closing Matters
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Investments
Schedule 7.03(e)	Existing Indebtedness
Schedule 7.05	Dispositions
Schedule 7.08	Transactions with Affiliates
Schedule 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Committed Loan Notice
Exhibit B	Form of Swing Line Loan Notice
Exhibit C-1	Form of U.S. Revolving Credit Note
Exhibit C-2	Form of Canadian Revolving Credit Note
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Assignment and Assumption
Exhibit E-2	Form of Administrative Questionnaire
Exhibit F	Form of U.S. Guaranty
Exhibit G-1	Form of U.S. Security Agreement
Exhibit G-2	Form of Canadian Security Agreement
Exhibit H	Form of Mortgage
Exhibit I	Form of Intercompany Note
Exhibit J-1	Form of Opinion - U.S. Counsel to Loan Parties
Exhibit J-2	Form of Opinion - Counsel to Canadian Loan Parties
Exhibit J-3	Form of Opinion - Local Counsel to U.S. Loan Parties
Exhibit K	Form of Borrowing Base Certificate
Exhibit L	Form of Perfection Certificate

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 9, 2008, and amended and restated as of July 16, 2009, among PLY GEM HOLDINGS, INC., a Delaware corporation (“Holdings”), PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Specified U.S. Borrower” and, in its capacity as the representative of the other Borrowers pursuant to Section 2.15 hereof, the “Borrower Agent”), CWD WINDOWS AND DOORS, INC., a Canadian corporation (the “Canadian Borrower”), the Subsidiaries of the Specified U.S. Borrower from time to time party hereto as Borrowers and Guarantors, each Lender from time to time party hereto, CREDIT SUISSE, as Administrative Agent (in such capacity, the “Administrative Agent”), U.S. Swing Line Lender and U.S. L/C Issuer, GENERAL ELECTRIC CAPITAL CORPORATION, as Collateral Agent (in such capacity, the “Collateral Agent”), CREDIT SUISSE, TORONTO BRANCH, (“CS Toronto”), as Canadian Swing Line Lender and Canadian L/C Issuer, CREDIT SUISSE SECURITIES (USA) LLC, as Sole Lead Arranger and Sole Bookrunner, GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent and UBS LOAN FINANCE LLC, as Documentation Agent.

Preliminary Statements:

The parties hereto are party to that certain Original Credit Agreement (such term and other capitalized terms used in these preliminary statements are defined in Section 1.01 hereof).  Pursuant to the Amendment and Restatement Agreement, and upon satisfaction of the conditions set forth therein, the Original Credit Agreement is being amended and restated in the form of this Agreement.

The Original Credit Agreement established, among other things, the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility (in each case, as defined therein), and permitted the Borrowers to establish, subject to the terms and conditions set forth therein, Incremental Revolving Credit Commitments (as defined therein).  Upon the effectiveness of the Amendment and Restatement Agreement, the Original Credit Agreement will be amended and restated to, among other things, increase the Revolving Credit Commitments consisting of U.S. Revolving Credit Commitments, and decrease the amount of Incremental Revolving Credit Commitments the Borrowers are permitted to establish to $25,000,000.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms.  As used in this Agreement (including the Preliminary Statements), the following terms shall have the meanings set forth below:

“2012 Senior Subordinated Notes” means all outstanding 9% unsecured senior subordinated notes due 2012 issued by the Specified U.S. Borrower pursuant to the 2012 Senior Subordinated Notes Indenture.

“2012 Senior Subordinated Notes Indenture” means the Indenture dated as of February 12, 2004 among U.S. Bank National Association, the Specified U.S. Borrower and certain of the Guarantors, together with all instruments and other agreements in connection therewith or otherwise setting forth the terms of the 2012 Senior Subordinated Notes, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“ABL Priority Collateral” means the “Revolving Facility First Lien Collateral” (as defined in the Intercreditor Agreement).

“Account” has the meaning specified in the UCC (or, with respect to a Canadian Loan Party, the PPSA), and shall include any and all rights of a Loan Party to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

“Account Debtor” a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Administrative Agent” means Credit Suisse in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent and, with respect to matters relating to the Canadian Revolving Credit Facility, means CS Toronto, in its capacity as Canadian administrative agent under any of the Loan Documents, or any successor Canadian administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Advisory Agreement” means the General Advisory Agreement dated as of February 12, 2004 between the Specified U.S. Borrower and CXCIC LLC, as amended,

supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the Loan Documents.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement as modified, amended, supplemented or restated, and in effect from time to time.

“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of July 16, 2009, among Holdings, the Specified U.S. Borrower, the Canadian Borrower, the Subsidiaries of the Specified U.S. Borrower party thereto, the Lenders party thereto, the Administrative Agent, the Collateral Agent, CS Toronto and the other agents party thereto.

“Anti-Terrorism Laws” has the meaning specified in Section 5.23(a).

“Applicable Commitment Fee Rate” means, for each fiscal quarter ending after the Closing Date, (a) 0.50% per annum, if the Average Revolving Credit Facility Balance during the immediately preceding fiscal quarter is greater than 66% of the Aggregate Commitments outstanding during such period, (b) 0.625% per annum, if the Average Revolving Credit Facility Balance during the immediately preceding fiscal quarter is less than or equal to 66% and greater than 33% of the Aggregate Commitments outstanding during such period, or (c) 0.75%, if the Average Revolving Credit Facility Balance during the immediately preceding fiscal quarter is less than or equal to 33% of the Aggregate Commitments outstanding during such period.  Notwithstanding the foregoing, until the fiscal quarter ending on or around March 31, 2009, the Applicable Commitment Fee Rate shall be 0.625%.

“Applicable Percentage” means, (a) with respect to any U.S. Appropriate Lender at any time, the percentage (carried out to the ninth decimal place) of the U.S. Revolving Credit Facility represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment at such time and (b) with respect to any Canadian Appropriate Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Revolving Credit Facility represented by such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment at such time.  If the commitment of each Appropriate Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Appropriate Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Appropriate Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for each fiscal quarter, the applicable percentage per annum set forth below determined by reference to Average Excess Availability for the immediately preceding fiscal quarter:

Applicable Rate
Pricing Level	Average Excess Availability	Eurodollar Rate, BA Rate and Letter of Credit Fees	Base Rate, Canadian Base Rate and Canadian Prime Rate
1	≥ $100,000,000	3.75%	2.75%
2	< $100,000,000 but ≥ $50,000,000	4.00%	3.00%
3	< $50,000,000	4.25%	3.25%

Notwithstanding the foregoing, (a) during the fiscal quarter in which the Closing Date occurs, Level 2 shall be deemed to apply, and (b) thereafter and until the fiscal quarter ending on or around March 31, 2009, for purposes of determining the Applicable Rate, Average Excess Availability shall be deemed to be not greater than $100,000,000 or less than $50,000,000. Any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter.  Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records.  If the Borrowing Base Certificates (including any required financial information in support thereof) of the Borrowers are not received by the Agents by the date required pursuant to Section 6.01(e) of this Agreement, then, upon the request of the Required Lenders, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level 3 until such time as such Borrowing Base Certificates and supporting information are received.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appropriate Lender” means, at any time, (a) (i) with respect to the U.S. Revolving Credit Facility, a Lender that has a Commitment with respect to the U.S. Revolving Credit Facility or holds a U.S. Revolving Credit Loan at such time (each, a “U.S. Appropriate Lender”), (ii) with respect to the U.S. Letter of Credit Sublimit, (A) the U.S. L/C Issuer and (B) if any U.S. Letters of Credit have been issued pursuant to Section 2.01(c), the U.S. Revolving Credit Lenders and (iii) with respect to the U.S. Swing Line Sublimit, (A) the U.S. Swing Line Lender and (B) if any U.S. Swing Line Loans are outstanding pursuant to Section 2.04(A)(a), the U.S. Revolving Credit Lenders and (b) (i) with respect to the Canadian Revolving Credit Facility, a Lender that has a Commitment with respect to the Canadian Revolving Credit Facility or holds a Canadian Revolving Credit Loan at such time (each, a “Canadian Appropriate Lender”), (ii) with respect to the Canadian Letter of Credit Sublimit, (A) the Canadian L/C Issuer and (B) if any Canadian Letters of Credit have been issued pursuant to Section 2.01(d), the

Canadian Revolving Credit Lenders and (iii) with respect to the Canadian Swing Line Sublimit, (A) the Canadian Swing Line Lender and (B) if any Canadian Swing Line Loans are outstanding pursuant to Section 2.04(B)(a), the Canadian Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2007 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” means, with respect to each Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the applicable Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each applicable Appropriate Lender to make Revolving Credit Loans and of the obligation of the applicable L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserve” means, on any date of determination and with respect to the U.S. Borrowing Base or the Canadian Borrowing Base, as the case may be, the sum (without duplication) of (a) reserves for deterioration in the salability of inventory; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) all accrued Royalties, whether or not then due and payable by, in the case of the U.S. Borrowing Base, a U.S. Loan Party or, in the case of the Canadian Borrowing Base, a

Canadian Loan Party; (e) the aggregate amount of liabilities secured by Liens upon Eligible Collateral that are senior to the Collateral Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Canadian Priority Payables Reserve; (g) reserves for excess dilution; (h) reserves for inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party; and (i) such additional reserves, in such amounts and with respect to such matters, as the Agents in their Credit Judgment may elect to impose from time to time; provided that, after the Closing Date, the Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment at such time; and provided further that such Availability Reserve shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrowers (unless an Event of Default exists in which event no notice shall be required). The Agents will be available during such period to discuss any such proposed Availability Reserve or change with the Borrowers and without limiting the right of the Agents to establish or change such Reserves in the Agents’ Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Agents. The amount of any Availability Reserve established by the Agents shall have a reasonable relationship as determined by the Agents in their Credit Judgment to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, an Availability Reserve shall not be established to the extent that it would be duplicative of any specific item excluded as ineligible in the definitions of Eligible Collateral, but the Agents shall retain the right, subject to the requirements of this paragraph, to establish an Availability Reserve with respect to prospective changes in Eligible Collateral that may reasonably be anticipated.

“Average Excess Availability” means, on any date of determination, the amount of Excess Availability during a stipulated consecutive Business Day period, calendar day period or fiscal quarter period divided by the number of Business Days or calendar days, as the case may be, in such period.

“Average Revolving Credit Facility Balance” means, for any period for any Facility, the amount obtained by adding the Outstanding Amount of Loans outstanding under such Facility (less the Outstanding Amount of any Swing Line Loans under such Facility on such date) and L/C Obligations under such Facility at the end of each day for the period in question and by dividing such sum by the number of days in such period.

“BA Rate” means, for the Interest Period of each BA Rate Loan, the rate of interest per annum equal to the average annual rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points; provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the rate of interest per annum equivalent to the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus ten (10) basis points.

“BA Rate Loan” means any Canadian Revolving Credit Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party: (a) cash management services provided by Cash Management Banks under Cash Management Agreements and (b) products provided by Hedge Banks under Secured Hedge Agreements; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 8.03, the applicable Secured Party and the Loan Party must have previously provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (the “Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time.  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and Loan Party.  No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists and is continuing, or if a reserve in such amount would cause an Overadvance.

“Bank Product Amount” has the meaning specified in the definition of “Bank Product”.

“Bank Product Debt” means Debt and other obligations of a Loan Party relating to Bank Products.

“Bank Product Reserve” means, with respect to the U.S. Borrowing Base or the Canadian Borrowing Base, the aggregate amount of reserves established by the Agents from time to time in their Credit Judgment in respect of Bank Product Debt of the U.S. Loan Parties or the Canadian Loan Parties, as the case may be, which shall be at least equal to the sum of all Bank Product Amounts.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate in effect on such day for a one-month Interest Period plus 1% and (c) the rate of interest in effect for such day as determined from time to time by Credit Suisse as its “prime rate” in effect at its principal office in New York City.  The “prime rate” is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the

“prime rate” so determined by Credit Suisse shall take effect at the opening of business on the day specified by Credit Suisse.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Bookrunner” means Credit Suisse Securities (USA) LLC, in its capacity as sole lead arranger and sole bookrunner.

“Borrower Agent” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” mean the Canadian Borrower and the U.S. Borrowers.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means any of the U.S. Borrowing Base, the Canadian Borrowing Base and/or the Total Borrowing Base, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit K.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, relative to matters with respect to the U.S. Revolving Credit Facility, the state where the Administrative Agent’s Office is located, or relative to matters with respect to the Canadian Revolving Credit Facility, the jurisdiction where the Administrative Agent’s principal Canadian lending Affiliate or branch is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“CAM” means the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established pursuant to Section 8.04.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.04.

“CAM Exchange Date” means the first date after the Closing Date on which there shall occur (a) any Event of Default under clause (f) or (g) of Section 8.01 with respect to a Borrower or (b) an acceleration of Loans pursuant to Section 8.02(b).

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum, without duplication, of (i) the Canadian Revolving Credit Exposure, if any, of such Lender, (ii) the U.S. Revolving Credit Exposure, if any, of such Lender and (iii) the aggregate amount of any other Obligations otherwise owed to such Lender pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate U.S. Revolving Credit Exposure of all the Lenders, (ii) the aggregate Canadian Revolving Exposure of all Lenders and (iii) the aggregate amount of any other Obligations otherwise owed to any of the Lenders pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date.

“Canadian Account Control Agreements” means, collectively, the Deposit Account Control Agreements entered into by the Canadian Loan Parties in favor of the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

“Canadian Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as determined from time to time by CS Toronto as its “Base Rate” for loans in Dollars in Canada.  The “Canadian Base Rate” is a rate set by CS Toronto based upon various factors including CS Toronto’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “Canadian Base Rate” so determined by CS Toronto shall take effect at the opening of business on the day specified by CS Toronto.

“Canadian Base Rate Loan” means any Canadian Revolving Credit Loan denominated in Dollars bearing interest computed by reference to the Canadian Base Rate.

“Canadian Benefit Plans” means all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of its employees or former employees in Canada.

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Agents in accordance with this Agreement) equal to

(a) the sum of

(i) 85% of the value of the Eligible Receivables of the Canadian Loan Parties, and

(ii) 85% of the NOLV Percentage of the value of the Eligible Inventory of the Canadian Loan Parties,

minus

(b) the Availability Reserve to the extent attributable to the Canadian Loan Parties in the Agents’ Credit Judgment on such date, provided that, after the Closing Date, the Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment.

“Canadian Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is an Agent or a Canadian Lender or an Affiliate of an Agent or a Canadian Lender, in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a Canadian Loan Party.

“Canadian Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Canadian Collateral Documents and all of the other property that is or is intended under the terms of the Canadian Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Canadian Secured Parties.

“Canadian Collateral Documents” means, collectively, the Canadian Security Agreement, the Canadian Intellectual Property Security Agreement, Canadian Mortgages, the Canadian Account Control Agreements, each of the collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, deeds of hypothec, hypothecs, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien securing the Canadian Obligations in favor of the Administrative Agent for the benefit of the Canadian Secured Parties.

“Canadian Dollar” or “Cdn. $” means Canadian dollars, the lawful currency of Canada.

“Canadian Excess Availability” means, at any time, the difference between (a) the lesser of (i) the Canadian Revolving Credit Facility and (ii) the Canadian Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower Agent to the Agents pursuant to Section 6.01(e) hereof minus (b) the Total Canadian Revolving Credit Outstandings.

“Canadian Guarantee” means, collectively, the Guarantees made by the Canadian Subsidiary Guarantors in favor of the Canadian Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent, together with each other guarantee and guarantee supplement delivered pursuant to Section 6.12.

“Canadian Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(vii).

“Canadian L/C Advance” means, with respect to each Canadian Revolving Credit Lender, such Lender’s funding of its participation in any Canadian L/C Borrowing in accordance with its Applicable Percentage.

“Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Revolving Credit Borrowing.

“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian L/C Issuer” means CS Toronto in its capacity as issuer of Canadian Letters of Credit hereunder, or any successor issuer of Canadian Letters of Credit hereunder.

“Canadian L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Canadian Letters of Credit, including all Canadian L/C Borrowings.  For purposes of computing the amount available to be drawn under any Canadian Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Canadian Lender” means each financial institution listed on Schedule 2.01 as a “Canadian Revolving Credit Lender”, as well as any Person that becomes a “Canadian Revolving Credit Lender” hereunder pursuant to Section 2.16 or 10.06 and, as the context requires, includes the Canadian Swing Line Lender.

“Canadian Letter of Credit” means any standby letter of credit or commercial letter of credit issued hereunder.

“Canadian Letter of Credit Sublimit” means an amount equal to $3,000,000.  The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Revolving Credit Facility.

“Canadian Loan” means an extension of credit by a Lender to the Canadian Borrower under Article II in the form of a Canadian Revolving Credit Loan or a Canadian Swing Line Loan.

“Canadian Loan Documents” means, collectively, (a) this Agreement, (b) the Canadian Revolving Credit Notes, (c) the Canadian Guarantee, (d) the Canadian Collateral Documents, (e) the Fee Letter and (f) each Issuer Document with respect to a Canadian Letter of Credit.

“Canadian Loan Parties” means the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Canadian Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Canadian Loan, Canadian Letter of Credit, Canadian Secured Cash Management Agreement or Canadian Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Canadian Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Canadian Overadvance” has the meaning specified in Section 2.01(g).

“Canadian Overadvance Loan” means a Canadian Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“Canadian Payment Account” means the Canadian Dollar account and the U.S. Dollar account of the Collateral Agent to which all monies constituting proceeds of Canadian Collateral shall be transferred from time to time.

“Canadian Pension Plans” means each plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute or regulation in Canada (or any province or territory thereof) maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of its Canadian employees or former employees.

“Canadian Prime Rate” means, for any day, a fluctuating rate of interest per annum equal to the greater of (a) the rate of interest in effect for such day as determined from time to time by CS Toronto as its “Prime Rate” and (b) the interest rate per annum equal to the sum of (i) the BA Rate applicable to bankers’ acceptances with a term of 30 days on such day and (ii) 0.50% per annum.  The “Canadian Prime Rate” is a rate set by CS Toronto based upon various factors including CS Toronto’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “Canadian Prime Rate” so determined by CS Toronto shall take effect at the opening of business on the day specified by CS Toronto.

“Canadian Prime Rate Loan” means any Canadian Revolving Credit Loan denominated in Canadian Dollars bearing interest computed by reference to the Canadian Prime Rate.

“Canadian Priority Payables” means, at any time, with respect to the Canadian Borrowing Base:

(a) the amount past due and owing by the Canadian Borrower and any other Canadian Loan Party, or the accrued amount for which each of the Canadian Borrower and any other Canadian Loan Party has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable Law, rule or regulation, in respect of (i) pension fund obligations; (ii) employment insurance; (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers’ compensation; (v) vacation pay; and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, lien, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents; and

(b) the aggregate amount of any other liabilities of the Canadian Borrower and any other Canadian Loan Parties (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, hypothec, prior claim, pledge, lien, charge, right, or claim or other Lien on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, hypothec, prior claim, pledge, lien, charge, right, claim or Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents.

“Canadian Priority Payables Reserve” means, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Agents in their Credit Judgment in such amount as the Agents may determine reflects the unpaid or unremitted Canadian Priority Payables by the Canadian Loan Parties, which would give rise to a Lien with priority under applicable Laws over the Lien of the Collateral Agent for the benefit of the Canadian Secured Parties.

“Canadian Revolving Credit Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans and BA Rate Loans, having the same Interest Period made by each of the Canadian Revolving Credit Lenders pursuant to Section 2.01(b) and shall be deemed to include any Canadian Overadvance Loan and, to the extent attributed to the Canadian Collateral in the Agents’ Credit Judgment, Protective Advance made hereunder.

“Canadian Revolving Credit Commitment” means, as to each Canadian Revolving Credit Lender, its obligation to (a) make Canadian Revolving Credit Loans to the Canadian Borrower pursuant to Section 2.01(b), (b) purchase participations in Canadian L/C Obligations, and (c) purchase participations in Canadian Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.16.

“Canadian Revolving Credit Exposure” means, with respect to any Appropriate Lender at any time, the Outstanding Amount of Canadian Revolving Credit Loans of such Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of Canadian L/C Obligations with respect to Canadian Letters of Credit plus such Lender’s Applicable Percentage of the Outstanding Amount of Canadian Swing Line Loans.

“Canadian Revolving Credit Facility” means, at any time, the aggregate amount of the Canadian Revolving Credit Lenders’ Canadian Revolving Credit Commitments at such time.

“Canadian Revolving Credit Lender” means, at any time, any Lender that has a Canadian Revolving Credit Commitment at such time.

“Canadian Revolving Credit Loan” has the meaning specified in Section 2.01(b) and shall be deemed to include any Canadian Overadvance Loan and, to the extent attributed to the Canadian Collateral in the Agents’ Credit Judgment, Protective Advance made hereunder.

“Canadian Revolving Credit Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Appropriate Lender evidencing Canadian Revolving Credit Loans or Canadian Swing Line Loans, as the case may be, made by such Canadian Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Canadian Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Canadian Loan Party and any Cash Management Bank.

“Canadian Secured Hedge Agreement” means any Secured Hedge Agreement that is entered into by and between any Canadian Loan Party and any Hedge Bank.

“Canadian Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Canadian Revolving Credit Lenders, the Canadian L/C Issuer, the Canadian Hedge Banks, the Canadian Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent  or the Collateral Agent from time to time pursuant to Section 9.05, and the other Persons the Canadian Obligations owing to which are or are purported to be secured by the Canadian Collateral under the terms of the Collateral Documents.

“Canadian Security Agreement” means, collectively, the Security Agreements and the deeds of hypothec delivered pursuant to Section 6.12, in each case in respect of the Canadian Collateral, in each case in form and substance reasonably satisfactory to the Administrative Agent and as amended.

“Canadian Subsidiary” means any direct or indirect Subsidiary of the Specified U.S. Borrower which is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor” means each Canadian Subsidiary (other than the Canadian Borrower or any Excluded Subsidiary) and each Person that shall, at any time after the date hereof, become a Canadian Subsidiary and execute and deliver a Canadian Guarantee pursuant to Section 6.12; it being understood that none of the Canadian Borrower or any Canadian Subsidiary Guarantors shall guarantee any of the U.S. Obligations.

“Canadian Swing Line Borrowing” means a borrowing of a Canadian Swing Line Loan pursuant to Section 2.04.

“Canadian Swing Line Lender” means CS Toronto in its capacity as provider of Canadian Swing Line Loans, or any successor swing line lender hereunder.

“Canadian Swing Line Loan” has the meaning specified in Section 2.04(B)(a).

“Canadian Swing Line Sublimit” means an amount equal to $1,500,000.  The Canadian Swing Line Sublimit is part of, and not in addition to, the Canadian Revolving Credit Facility.

“Canadian Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Canadian Borrower on the assumption that each Canadian Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Canadian Borrower or made available to the Administrative Agent by any such Canadian Lender, (b) with respect to the Canadian Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Canadian Swing Line Loan that shall not have been funded by the Canadian Revolving Credit Facility Lenders in accordance with Section 2.04(c) and (c) with respect to the Canadian L/C Issuer, the aggregate amount, if any, of participations in respect of any outstanding Canadian L/C Borrowing that shall not have been funded by the Canadian Revolving Credit Facility Lenders in accordance with Sections 2.03(c).

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person that is not a Borrower pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) to the extent permitted by this Agreement, a reinvestment of the net cash proceeds of any Disposition (other than any Dispositions under Sections 7.05(b), (f), (h), (i) and (j)) or any insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired and the reinvestment of the net cash proceeds of any such Disposition or such insurance proceeds, (d) the purchase price of equipment purchased substantially contemporaneously with the trade-in or sale of used or surplus existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted to the seller of such equipment (or for the net proceeds of such sale) for the equipment being traded in or sold at such time, or (f) capitalized interest relating to the construction of any fixed assets.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP. Notwithstanding the foregoing, any obligations under any sale-leaseback transaction (including the Sale-Leaseback Transaction) in existence on the Closing Date shall not constitute Capitalized Lease Obligations hereunder.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Dominion Event” means either (a) the occurrence and continuance of an Event of Default or (b) the failure of the Loan Parties to maintain Excess Availability of at least the greater of (i) 15% of the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and (ii) $20,000,000.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (a) so long as such Event of Default is continuing and has not been cured or waived, and/or (b) if the Cash Dominion Event arises under clause (b) above, until Excess Availability is equal to or greater than the greater of (i) 15% of the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and (ii) $20,000,000 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America (or Canada) or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America (or Canada, as the case may be) is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia (or Canada, as the case may be) or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia (or Canada, as the case may be), and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America (or Canada, as the case may be) and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than twelve (12) months from the date of acquisition thereof;

provided that instruments equivalent to those referred to in clauses (a) through (f) above denominated in Canadian Dollars which are comparable in credit quality and tenor to those referred to above and customarily used by corporations for short term cash management purposes in Canada shall be permitted to the extent reasonably required in connection with any business conducted by any Subsidiary organized in Canada.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means a U.S. Cash Management Bank and/or a Canadian Cash Management Bank, as the context may require.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended or otherwise modified from time to time and any rule or regulation issued thereunder.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

A “Change of Control”   shall be deemed to have occurred if:

(a) Holdings at any time ceases to own 100% of the Equity Interests of the Specified U.S. Borrower;

(b) at any time a change of control (as defined in the documentation for any Indebtedness in an outstanding aggregate principal amount in excess of the Threshold Amount) shall occur;

(c) prior to a Qualifying IPO, (i) the Equity Investors cease to own (directly or indirectly), or to have the power to vote or direct the voting of, Equity Interests of Holdings representing a majority of the voting power of the total outstanding voting Equity Interests of Holdings or (ii) the Equity Investors cease to own (directly or indirectly) Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings;

(d) following a Qualifying IPO, (i) the Equity Investors shall fail to own (directly or indirectly), or to have the power to vote or direct the voting of, Equity Interests of Holdings representing more than 35% of the voting power of the total outstanding voting Equity Interests of Holdings, (ii) the Equity Investors cease to own (directly or indirectly) Equity Interests representing more than 35% of the total economic interests of the Equity Interests of Holdings or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more Equity Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting Equity Interests of Holdings representing more than the voting power of the voting Equity Interests of Holdings owned by the Equity Investors; or

(e) following a Qualifying IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (or, if a parent company of Holdings shall have been the subject of such Qualifying IPO, such parent) (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings or such parent, which members comprising such majority are then still in office and were either directors at the beginning of such period of whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or such parent.

For purpose of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions contemplated by such agreement.

“Closing Date” means June 9, 2008.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Collateral” means the U.S. Collateral and the Canadian Collateral.

“Collateral Agent” means General Electric Capital Corporation, in its capacity as “collateral agent” pursuant to Section 9.01.

“Collateral Documents” means the U.S. Collateral Documents and the Canadian Collateral Documents.

“Commodities Account Control Agreements” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Commitment” means a Revolving Credit Commitment.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Amortization Expense” for any period means, with respect to any specified Person for such period, the amortization expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” for any period means, with respect to any specified Person for such period, the depreciation expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:  (1) Consolidated Income Tax Expense; plus (2) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense); plus (3) Consolidated Depreciation Expense; plus (4) Consolidated Interest Expense; plus (5) Restructuring Expenses; plus (6) payments pursuant to the Advisory Agreement; plus (7) Pro Forma Cost Savings; plus (8) net out-of-pocket costs and expenses related to acquiring the inventory of a prior supplier of a company in connection with becoming a provider to such company not to exceed $5,000,000 for any Measurement Period; plus (9) fees and expenses payable in connection with the amendment and restatement of this Agreement, and costs payable in connection with the establishment of any incremental facilities permitted hereunder; plus (10) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period and excluding write-down or write-off of current assets) for such period, in each case for items (1) to (10) above, determined on a consolidated basis in accordance with GAAP; minus (11) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period; provided that the sum of the Restructuring Expenses and Pro Forma Costs Savings added to the Consolidated Net Income to compute Consolidated EBITDA in any Measurement Period shall not exceed 15% of such Consolidated EBITDA for such Measurement Period.

Notwithstanding the preceding, the provision for items (2) to (9) above of a Subsidiary which is not a Guarantor of the Specified U.S. Borrower shall be added to Consolidated Net Income to compute Consolidated EBITDA of the Specified U.S. Borrower only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Subsidiary (other than any Loan Party) only if a corresponding amount would be permitted at the date of determination to be distributed to the Specified U.S. Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) (i) Consolidated EBITDA of the Specified U.S.

Borrower and its Subsidiaries, less (ii) the aggregate amount of all Capital Expenditures of or by the Specified U.S. Borrower and its Subsidiaries made during such period, less (iii) taxes paid or payable in cash by the Specified U.S. Borrower and its Subsidiaries with respect to such period to (b) the sum of (i) the Consolidated Interest Expense of the Specified U.S. Borrower and its Subsidiaries for such period paid in cash, plus (ii) the aggregate principal amount of all Mandatory Principal Payments made during such period but excluding (A) any such payments to the extent financed through the incurrence of additional Indebtedness (other than Loans hereunder) otherwise expressly permitted under Section 7.02 and (B) Mandatory Principal Payments in respect of the Existing Credit Facility in each case made on or before the Closing Date, and (iii) the aggregate principal amount of all Restricted Payments made during such period pursuant to Section 7.06(e), for the most recently complete Measurement Period.

“Consolidated Income Tax Expense” for any period means, with respect to any specified Person for any period, the provision for taxes of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means, with respect to any specified Person for any period, the sum, without duplication, of the total interest expense (less interest income) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(a) imputed interest on Capitalized Lease Obligations,

(b) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(c) the net costs associated with Hedging Obligations,

(d) the interest portion of any deferred payment obligations,

(e) all other non-cash interest expense,

(f) capitalized interest,

(g) the product of (i) all dividend payments on any series of Disqualified Equity Interests of such Person or any Preferred Stock of any Subsidiary thereof (other than any such Disqualified Equity Interests or any Preferred Stock held by such Person or a wholly-owned Subsidiary thereof or to the extent paid in Qualified Equity Interests), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Subsidiaries, expressed as a decimal,

(h) all interest payable with respect to discontinued operations, and

(i) all interest on any Indebtedness described in clause (e) or (h) of the definition of “Indebtedness”; provided that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related

Indebtedness is reflected on the balance sheet of the Specified U.S. Borrower or any Subsidiary,

less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and (B) the amortization during such period of other capitalized financing costs; provided, however, that, in the case of clause (B), the aggregate amount of amortization relating to such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise thereto.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(a) net income (or loss) of any Person  (other than a Subsidiary) in which such specified Person other than the Specified U.S. Borrower and its Subsidiaries has an ownership interest; provided that, to the extent not previously included, Consolidated Net Income shall be increased by the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

(b) except to the extent includible in Consolidated Net Income of the specified Person pursuant to the foregoing clause (a), the net income (or loss) of any Person that accrued prior to the date that (i) such Person becomes a Subsidiary or is merged into or consolidated with the specified Person or a Subsidiary thereof or (ii) the assets of such Person are acquired by the specified Person or a Subsidiary thereof;

(c) the net income of any Subsidiary (other than any Loan Party) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the specified Person’s equity in a net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(d) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by such specified Person or any of its Subsidiaries upon (i) the acquisition of any securities, or the extinguishment of any Indebtedness, of the specified Person and any Subsidiary thereof or (ii) any Disposition by the specified Person or any Subsidiary thereof;

(e) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(f) unrealized gains and losses with respect to Hedging Obligations;

(g) the cumulative effect of any change in accounting principles;

(h) any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and other costs and expenses, in each case, paid or charged during such period to the extent attributable to the Transactions;

(i) gains and losses realized upon the refinancing of any Indebtedness of the specified Person or any Subsidiary thereof;

(j) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the specified Person or any Subsidiary during such period thereof;

(k) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests or other equity-based awards or any amendment or substitution of any such Equity Interests or other equity-based awards;

(l) any non-cash goodwill or non-cash asset impairment charges subsequent to the Closing Date;

(m) any expenses or reserves for liabilities to the extent that the specified Person or any Subsidiary thereof is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the specified Person or such Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the specified Person or such Subsidiary will not be indemnified; and

(n) so long as the specified Person or any Subsidiary file a consolidated tax return, or are part of a consolidated group for tax purposes, with Holdings or any other holding company, the excess of (i) the Consolidated Income Tax Expense for such period over (ii) all tax payments payable for such period by the specified Person and the Subsidiaries thereof to Holdings or such other holding company under a tax sharing agreement or arrangement.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means, with respect to any cash gain or loss, any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Trigger Event” means, at any time, either (a) the occurrence and continuance of an Event of Default or (b) the failure of the Loan Parties to maintain Excess Availability of at least the greater of (i) 15% of the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and (ii) $20,000,000.  For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed continuing (a) so long as such Event of Default is continuing and has not been cured or waived and/or (b) if the Covenant Trigger Event arises under clause (b) above, until Excess Availability is equal to or greater than the greater of (i) 15% of the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and (ii) $20,000,000 for thirty (30) consecutive days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.  For purposes of determining whether a Covenant Trigger Event shall have occurred and is continuing, no greater than 25% of Excess Availability shall be composed of Canadian Excess Availability and no greater than 25% of the Aggregate Commitments shall be composed of Commitments of Canadian Lenders.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Judgment” means the Agents’ commercially reasonable judgment exercised in good faith, based upon their consideration of any factor that they reasonably believe (a) could materially adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of the Collateral Agent’s Liens, or the amount that the Agents and the Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving a Loan Party; or (d) creates or could result in an Event of Default.  In exercising such judgment, the Agents may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral.

“CS Toronto” has the meaning specified in the introductory paragraph hereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the BIA, the CCAA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, Canadian Base Rate or Canadian Prime Rate, as applicable plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be, under the Revolving Credit Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan or a BA Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account Control Agreements” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests (other than Disqualified Equity Interests)), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Maturity Date; provided that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of Holdings, the Specified U.S. Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings, the Specified U.S. Borrower or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders thereof have the right to require Holdings or the Specified U.S. Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide that Holdings or the Specified U.S. Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuers, as the case may be, at such time on the basis of the Spot Rate in accordance with Section 1.07.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dominion Account” means any Deposit Account of a Loan Party at the Collateral Agent or its Affiliates or branches or another bank acceptable to the Collateral Agent, in each case which is subject to a Deposit Account Control Agreement and a lockbox or other similar arrangement in accordance with Section 6.17(a)(iv).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Collateral” means, collectively, Eligible Inventory and Eligible Receivables.

 “Eligible In-Transit Inventory” means, at any time, without duplication of other Eligible Inventory, Inventory:

(a)           which has been shipped for receipt by any Loan Party within forty-five (45) days of the date of shipment, but which has not yet been delivered to or on behalf of such Loan Party;

(b)           for which the purchase order is in the name of a Loan Party and title has passed to such Loan Party;

(c)           which is insured in accordance with the terms of this Agreement; and

(d)           which otherwise would constitute Eligible Inventory.

“Eligible Inventory”  means Inventory of the Loan Parties subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, the lowest of its cost and its book value determined in accordance with GAAP and excluding any portion of cost attributable to intercompany profit among the Loan Parties and their Affiliates; provided, however, that, subject to the ability of the Agents to establish other criteria of ineligibility in their Credit Judgment or modify the criteria established below, unless otherwise approved by the Agents in their Credit Judgment, none of the following classes of Inventory shall be deemed to be Eligible Inventory:

(a) Inventory that is obsolete, unusable or otherwise unavailable for sale;

(b) Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

(c) Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(d) Inventory (i) with respect to the U.S. Borrowing Base,  located outside the United States and (ii) with respect to the Canadian Borrowing Base, located outside of Canada;

(e) Inventory that is located on premises owned, leased or rented by a Person that is not a Loan Party, or is placed on consignment; provided that Inventory placed on consignment with an aggregate book value of up to $15,000,000 shall consist of Eligible Inventory if such Inventory is clearly segregated from all Inventory of such Person, all UCC and PPSA filings deemed necessary or desirable by the Agents have been made, notice has been given to any secured lender of such Person, and a reasonably satisfactory Lien Waiver has been delivered to Agents by such Person;

(f) Inventory with respect to which the representations and warranties set forth in this Agreement, in the U.S. Security Agreement or in the Canadian Security Agreement applicable to Inventory are not correct;

(g) Inventory in respect of which the U.S. Security Agreement or the Canadian Security Agreement, as applicable, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien or security interest in favor of the Collateral Agent, on behalf of the applicable Secured Parties, securing the applicable Obligations;

(h) it is not either (i) otherwise acceptable to or (ii) subject to a reserve acceptable to, the Agents, in their Credit Judgment; and

(i) in-transit Inventory other than Eligible In-Transit Inventory with an aggregate book value of up to $5,000,000.

If the Agents deem Inventory ineligible in their Credit Judgment (and not based upon the criteria set forth above), then the Agents shall give the Borrower Agent two (2) Business Days’ prior notice thereof (unless an Event of Default exists, in which event no notice shall be required).

“Eligible Receivables” means Accounts of the Loan Parties subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person; provided, however, that, subject to the ability of the Agents to establish other criteria of ineligibility in their Credit Judgment or modify the criteria established below, unless otherwise approved by the Agents in their Credit Judgment, none of the following classes of Accounts shall be deemed to be Eligible Receivables:

(a) Accounts that (i) do not arise out of sales of goods or rendering of services in the ordinary course of the Borrowers’ or the relevant Subsidiaries’ business, (ii) are not evidenced by an invoice or other documentation satisfactory to the Agents, (iii) are contingent upon any Loan Party’s completion of any further performance or (iv) relate to payments of interest;

(b) Accounts payable other than in Dollars or, in the case of Canadian Loan Parties, Dollars or Canadian Dollars, or that are otherwise on terms other than those normal or customary in the Borrowers’ or the relevant Subsidiaries’ business;

(c) Accounts arising out of a sale made or services rendered by any Borrower to a Subsidiary of any Borrower or an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower (including any employees, officers, directors or stockholders of such Borrower);

(d) Accounts (i) more than 90 days past the original invoice date, (ii) more than 60 days past the original due date (other than up to $7,500,000 of Accounts not more than 75 days past the original due date) or (iii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(e) Accounts owing from any Person from which an aggregate amount of more than 50% of the Accounts owing therefrom is more than 90 days past original invoice date or more than 60 days past the date due;

(f) Accounts owing from any Person that exceed 20% of the net amount of all Eligible Receivables, but only to the extent of such excess;

(g) Accounts owing from any Person that (i) has disputed liability for any Account owing from such Person or has been placed on credit hold due to past due balances or (ii) has otherwise asserted any claim, demand or liability against a Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise;

(h) Accounts owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f);

(i) Accounts (i) owing from any Person that is also a supplier to or creditor of a Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Agents, (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Borrower or any of its Subsidiaries to discounts on future purchase therefrom, (iii) in respect of which the related invoice(s) has been reversed;

(j) Accounts arising out of sales to account debtors outside the United States and Canada, unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agents and such irrevocable letter of credit is in the possession of the Collateral Agent;

(k) Accounts arising out of sales on a bill-and-hold, cash in advance or cash on delivery payment terms, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back or Accounts representing any unapplied cash;

(l) Accounts owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof or Canada or any province or territory thereof unless the applicable Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940, or the Financial Administration Act (Canada) and any similar state, provincial or territorial legislation and the Agents are satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor;

(m) Accounts with respect to which the representations and warranties set forth in this Agreement or in the Security Agreement applicable to Accounts are not correct;

(n) Accounts in respect of which the applicable Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Obligations;

(o) Accounts that fail to meet all standards imposed by any Governmental Authority having regulatory authority over such Account;

(p) Accounts (i) for which goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed or if such Account was invoiced more than once and (ii) with respect to which any check or other instrument of payment has been uncollected for any reason; and

(q) it is not either (i) otherwise acceptable to or (ii) subject to a reserve acceptable to, the Agents, in their Credit Judgment.

If the Agents deem Accounts ineligible in their Credit Judgment (and not based upon the criteria set forth above), then the Agents shall give the Borrower Agent two (2) Business Days’ prior notice thereof (unless an Event of Default exists, in which event no notice shall be required).

“Environmental Laws” means any and all federal, state, provincial, territorial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, and the common law relating to pollution or the protection of the environment (including ambient air, indoor air, surface wastes, groundwater, land and subsurface strata), human health and safety and natural resources including those related to Release or threat of Release, or exposure to, or generation, storage, treatment, transport, handling, distribution or disposal of Hazardous Materials.

“Environmental Liability” means any liability or costs, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Specified U.S. Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means the Sponsor, the Management Shareholders, the other equityholders of Ply Gem Prime Holdings, Inc. and their respective Affiliates and Related Parties as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) (i) the occurrence of a Reportable Event with respect to a Pension Plan or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Pension Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Pension Plan within the following 30 days; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate; (g) the withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan that is a multiple employer or other plan described in Section 4064(a) of ERISA during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA or other applicable Laws shall have been met with respect to any Pension Plan or Canadian Pension Plan; or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, an interest rate per annum equal to the product of (a) the greater of (x) 2% per annum and (y) the rate per annum determined by Credit Suisse, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period (as specified in the applicable Committed Loan Notice) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the

“Eurodollar Rate” shall be the interest rate per annum, determined by Credit Suisse to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by Credit Suisse at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period and (b) Statutory Reserves.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means the sum of U.S. Excess Availability and Canadian Excess Availability.

“Excluded Accounts” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Excluded Subsidiary” means, on any date, any Subsidiary of the Specified U.S. Borrower that has less than $100,000 in total assets; (ii) which does not have any Indebtedness (including by way of Guarantee) in respect of money borrowed (it being understood, without limitation to the foregoing, that in no event shall any Subsidiary that provides a Guarantee of the Senior Secured Notes be an Excluded Subsidiary), and (iii) which is not engaged in any substantial business activities.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income or capital (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any backup withholding tax that is required by the Code to be withheld from any amounts payable under this Agreement, and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower Agent under Section 10.13 and other than an assignee Lender pursuant to a CAM Exchange under Section 8.04), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Executive Order” has the meaning specified in Section 5.23(a).

“Existing Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of April 5, 2007, as amended, among the Borrowers, Holdings, UBS AG, Stamford Branch, as administrative agent and collateral agent and the lender parties and other agents party thereto.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01 to the Original Credit Agreement and outstanding on the Closing Date.

“Facility” means the U.S. Revolving Credit Facility and/or the Canadian Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Credit Suisse on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means (a) the letter agreement, dated June 2, 2008, among the Specified U.S. Borrower, the Administrative Agent and the Bookrunner and (b) the letter agreement, dated June 3, 2008, between the Specified U.S. Borrower and the Collateral Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Specified U.S. Borrower or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Specified U.S. Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Specified U.S. Borrower, the Subsidiaries of the Specified U.S. Borrower listed on Schedule 6.12 and each other Subsidiary of the Specified U.S. Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranties” means the U.S. Guaranty and the Canadian Guarantee.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is an Agent or a Lender or an Affiliate of an Agent or a Lender, in its capacity as a party to such Swap Contract.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(b) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(c) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Holdings” means Ply Gem Holdings, Inc.

 “Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

 “Incremental Revolving Credit Commitment” means any increased or incremental Revolving Credit Commitment provided pursuant to Section 2.16.

 “Incremental Revolving Credit Lender” means a Revolving Credit Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Loan as a result of an Incremental Revolving Credit Commitment.

 “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing;

provided that, “Indebtedness” shall not include any post-closing payment adjustments or earn-out, non-competition or consulting obligations existing on the Closing Date or incurred in connection with Investments permitted under Section 7.02(h) or (n) (i) if such obligations are not required to be reflected as a liability on the balance sheet of the applicable Person or (ii) if at the time of such Investment, the Specified U.S. Borrower was able to satisfy the tests in Section 7.02(h) or (n), as applicable, after giving pro forma effect to the maximum possible payment that could result from such adjustment, earn-out or other obligation as if paid on the date of consummation of such Investment (as certified to the Administrative Agent in reasonable detail by a Responsible Officer of the Borrower).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum intended to be used by the Bookrunner in connection with the syndication of the Commitments.

“Initial Borrowing Base Certificate” means the first Borrowing Base Certificate delivered by the Borrower Agent to the Agents pursuant to Section 6.01(e) after completion of the Required Audit and Appraisal.

“Intellectual Property Security Agreements” means the U.S. Intellectual Property Security Agreement and the Canadian Intellectual Property Security Agreement.

“Intercompany Note” means an intercompany note, substantially in the form of Exhibit I, executed by the Specified U.S. Borrower and each of its Subsidiaries and endorsed in blank by each of the U.S. Loan Parties.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the Closing Date, among the Collateral Agent, on behalf of the U.S. Secured Parties, and the Trustee, on behalf of the “Noteholder Secured Parties” (as defined therein), Holdings and the U.S. Loan Parties.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan or BA Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan or a BA Rate Loan exceeds 3 months, the respective dates that fall every 3 months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, Canadian Base Rate Loan, Canadian Prime Rate Loan or Swing Line Loan, the first Business Day of each April, July, October and January and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan and BA Rate Loan, the period commencing on the date such Eurodollar Rate Loan or BA Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan or BA Rate Loan, and ending on the date 1, 2, 3 or 6 months thereafter, as selected by a Borrower in its

Committed Loan Notice or such other period that is 365 days or less requested by a Borrower and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Inventory” has the meaning specified in the UCC or the PPSA, as applicable, and shall include all goods intended for sale or lease by a Loan Party, or for display or demonstration; all work in process, all raw materials, and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Loan Party’s business (but excluding Equipment).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” means a supplement delivered in connection with any Intellectual Property Security Agreement, in each case in form and substance reasonably satisfactory to the Collateral Agent.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and a Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Junior Financing” has the meaning specified in Section 7.14.

“Junior Financing Documentation” means the 2012 Senior Subordinated Notes, the 2012 Senior Subordinated Notes Indenture and any documentation governing any other Junior Financing.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“L/C Advance” a U.S. L/C Advance and/or a Canadian L/C Advance, as the context may require.

“L/C Borrowing” means a U.S. L/C Borrowing and/or a Canadian L/C Borrowing, as the context may require.

“L/C Credit Extension” means a U.S. L/C Credit Extension and/or a Canadian L/C Credit Extension, as the context may require.

“L/C Issuer” means the U.S. L/C Issuer and/or the Canadian L/C Issuer, as the context may require.

“L/C Obligations” means the U.S. L/C Obligations and/or the Canadian L/C Obligations, as the context may require.

“Lender” means a U.S. Lender and/or a Canadian Lender, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means a U.S. Letter of Credit and/or a Canadian Letter of Credit, as the context may require.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means the U.S. Letter of Credit Sublimit and/or the Canadian Letter of Credit Sublimit, as the context may require.

“License” means any license or agreement under which a Loan Party is authorized to use IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains the right to use any IP Rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, by which (a) for any personal property Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Collateral Agent to enter upon the premises and remove the Collateral or to use the premises for an agreed upon period of time to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Collateral Agent, and agrees to deliver the Collateral to the Collateral Agent upon request; and (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Collateral Agent upon request.

“Loan” means a U.S. Loan and/or a Canadian Loan.

“Loan Documents” means the U.S. Loan Documents and the Canadian Loan Documents.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Management Shareholders” means the members of management of the Specified U.S. Borrower or its Subsidiaries who were investors in Ply Gem Prime Holdings, Inc. on the Closing Date.

“Mandatory Principal Payments” means all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding Indebtedness for borrowed money of any Borrower or Guarantor.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the business, assets, liabilities, operations, condition (financial or otherwise) operating results of the Specified U.S. Borrower and its Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of or benefits available to the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrowers or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Contract” means each contract of the Specified U.S. Borrower or any of its Subsidiaries relating to any material portion of the Accounts constituting Collateral.

“Material Foreign Subsidiary” has the meaning specified in Section 6.12(d).

“Material Real Estate” means any parcel of real property that is fee owned by a U.S. Loan Party, other than any parcel of real property (i) for which the greater of the cost and the book value is less than $2,000,000, or (ii) which property is subject to a Lien permitted by Section 7.01(q) which prohibits the granting of a Lien to the Collateral Agent.

“March 10-Q” means Holdings’ quarterly report on Form 10-Q filed with the SEC on May 9, 2008.

“Maturity Date” means, with respect to each of the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility, the fifth anniversary of the Closing Date; provided, however, that if the 2012 Senior Subordinated Notes shall not have been refinanced in full on or prior to October 15, 2011 with the proceeds of Permitted Subordinated Indebtedness or a Permitted Equity Issuance, the Maturity Date shall be October 15, 2011; provided, further, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Specified U.S. Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(vi).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(vi)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory performed by an appraiser and on terms satisfactory to the Agents.

“Noteholder Priority Collateral” means the “Noteholder Collateral” (as defined in the Intercreditor Agreement).

“Note” means a Revolving Credit Note.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means the U.S. Obligations and the Canadian Obligations.

“OFAC” has the meaning specified in Section 5.23(b)(v).

“Original Credit Agreement” means the Credit Agreement dated as of June 9, 2008, among Holdings, the Specified U.S. Borrower, the Canadian Borrower, the Subsidiaries of the Specified U.S. Borrower from time to time party thereto as borrowers and guarantors, each lender from time to time party thereto, the Administrative Agent, the Collateral Agent, CS Toronto and the other agents party thereto, as modified or supplemented prior to the Restatement Effective Date, including pursuant to the Incremental Assumption Agreement, dated as of August 14, 2008, among, among others, Holdings, the Borrowers, General Electric Capital Corporation, as the Incremental Revolving Credit Lender, and the Administrative Agent.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise, property intangible, mortgage recording or similar taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Unreimbursed Amounts.  Notwithstanding the foregoing, at the time of any Canadian Revolving Credit Borrowing, any issuance of Canadian Letters of Credit, any Canadian L/C Borrowing or any conversion or continuation of a Canadian Loan if (a) such Borrowing, issuance, conversion or continuation is for a Loan or Letter of Credit denominated in Canadian dollars or (b) there are any outstanding Canadian Loans or Canadian Letters of Credit denominated in Canadian dollars, the Administrative Agent shall calculate the Outstanding Amount based on the Dollar Equivalent on the date of such Borrowing, conversion or continuation to determine whether such Borrowing complies with the proviso to the first sentences of Sections 2.01(a), (b), (c) or (d) or Sections 2.04(A)(a) or (B)(a).

“Overadvance” means a U.S. Overadvance and/or a Canadian Overadvance, as the context may require.

“Overadvance Loan” means a U.S. Overadvance Loan and/or a Canadian Overadvance Loan, as the context may require.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by CS Toronto in the Canadian interbank market for Canadian Dollars to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Payment Item” means each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.  For greater certainty, “Pension Plan” does not include any Canadian Pension Plan.

“Perfection Certificate” shall mean certificates in the form of Exhibit L or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Acquired Debt” has the meaning specified in Section 7.03(r).

“Permitted Acquisition” has the meaning specified in Section 7.02(h).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of the Specified U.S. Borrower (or capital contributions in respect thereof).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (to the extent such commitments could be drawn at the time of such refinancing in compliance with this Agreement) or as otherwise permitted pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, re-financed, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially, taken as a whole, less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended or are on market terms for similar issuances at the time of such modification, refinancing, refunding, renewal or extension, (e) such modification, refinancing, refunding, renewal or extension is incurred and/or guaranteed by only the Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (f) at the time thereof, no Default shall have occurred and be continuing.

“Permitted Seller Notes” has the meaning specified in Section 7.03(r).

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Specified U.S. Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than the terms and conditions of the 2012 Senior Subordinated Notes, (b) will not mature prior to the date that is six months after the Maturity Date, (c) has no scheduled amortization or payments of principal prior to the Maturity Date and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope than those contained in the 2012 Senior Subordinated Notes Indenture, taken as a whole; provided any such Indebtedness shall constitute Permitted Subordinated Indebtedness only if both before and after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.  For greater certainty, “Plan” does not include any Canadian Benefit Plan or Canadian Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means any pledged “Pledged Debt” defined in any Security Agreement and all other indebtedness from time to time owed to the Loan Parties (including, without limitation, all promissory notes or instruments, if any, evidencing such indebtedness) and required to be pledged by the Loan Parties pursuant to the Loan Documents.

“Pledged Equity” means any pledged “Pledged Stock” defined in any Security Agreement and all other Equity Interests from time to time acquired, owned or held by the Loan Parties (including, without limitation, the certificates, if any, representing such Equity Interests) and required to be pledged by the Loan Parties pursuant to the Loan Documents.

“PPSA” means the Personal Property Security Act of Alberta; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the PPSA as in effect in a Canadian jurisdiction other than Alberta, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil

Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Pro Forma Cost Savings” means, with respect to any Measurement Period, the reductions in costs that occurred during such Measurement Period that are (a) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, or (b) implemented, committed to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (a) and (b), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the Measurement Period in order to achieve such reduction in costs.

“Protective Advance” has the meaning specified in Section 2.01(h).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Specified U.S. Borrower or financed, directly or indirectly, using funds (a) borrowed from the Specified U.S. Borrower  or any Subsidiary of the Specified U.S. Borrower until and to the extent such borrowing is repaid or (b) contributed, extended, guaranteed or advanced by the Specified U.S. Borrower or any Subsidiary of the Specified U.S. Borrower (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualifying IPO” means the issuance by Holdings or any parent company that directly or indirectly holds 100% of the issued and outstanding Equity Interests of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) that results in the sale or distribution of at least 15% of the total issued and outstanding common Equity Interests of Holdings or such parent company.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, seeping, or placing into the environment.

“Rent and Charges Reserve” means (a) with respect to the U.S. Borrowing Base, the aggregate of (i) all past due rent and other amounts owing by a U.S. Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (ii) a reserve equal to two months rent that could be payable to any such Person, unless it has executed a Lien Waiver and (b) with respect to the Canadian Borrowing Base, the aggregate of (i) all past due rent and other amounts owing by a Canadian Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (ii) a reserve equal to two months rent that could be payable to any such Person, unless it has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Audit and Appraisal” means the Agents’ Collateral due diligence review, including, without limitation, completion of the borrowing base field audit and the inventory appraisal in respect of the ABL Priority Collateral and the Canadian Collateral and completion of the review of the cash management and accounting systems, policies and procedures of the Specified U.S. Borrower and its Subsidiaries, with results reasonably satisfactory to the Agents.

“Required Canadian Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Canadian Outstandings (with the aggregate amount of each Canadian Revolving Credit Lender’s risk participation and funded participation in Canadian L/C Obligations and Canadian Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused Canadian Revolving Credit Commitments; provided that the unused Canadian Revolving Credit Commitment of, and the portion of the Total Canadian Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Canadian Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total

Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required U.S. Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total U.S. Outstandings (with the aggregate amount of each U.S. Revolving Credit Lender’s risk participation and funded participation in U.S. L/C Obligations and U.S. Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused U.S. Revolving Credit Commitments; provided that the unused U.S. Revolving Credit Commitment of, and the portion of the Total U.S. Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the Restatement Effective Date as such term is defined in the Amendment and Restatement Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restructuring Expenses” means expenses and charges incurred in connection with restructuring within the Specified U.S. Borrower and/or one or more of its Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

“Revolving Credit Borrowing” means a U.S. Revolving Credit Borrowing and/or a Canadian Revolving Credit Borrowing, as the context may require.

“Revolving Credit Commitment” means a U.S. Revolving Credit Commitment and/or a Canadian Revolving Credit Commitment, as the context may require.

“Revolving Credit Facility” means the U.S. Revolving Credit Facility and/or the Canadian Revolving Credit Facility, as the context may require.

“Revolving Credit Lender” means a U.S. Revolving Credit Lender and/or a Canadian Revolving Credit Lender, as the context may require.

“Revolving Credit Loan” means a U.S. Revolving Credit Loan and/or a Canadian Revolving Credit Loan, as the context may require.

“Revolving Credit Note” means a U.S. Revolving Credit Note and/or a Canadian Revolving Credit Note, as the context may require.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale-Leaseback Documents” shall mean the Deed of Lease Agreement, by and among GP (MULTI) L.P., a Delaware limited partnership as Landlord, and Ply Gem Industries, Inc., MWM Holding, Inc., Great Lakes Window, Inc., MWM Manufacturers Inc., Napco Window Systems, Inc., Kroy Building Products, Inc., Napco, Inc., Thermal-Gard, Inc., as Tenant, dated as of August 27, 2004 and the Lease Agreement by and between PG-NOM (ALBERTA) INC., an Alberta corporation, as nominee for PG-TRUST (DE), a trust formed under the laws of the State of Delaware, as Landlord and CWD Windows and Doors, Inc., as Tenant, dated as of August 27, 2004.

“Sale-Leaseback Properties” shall mean the owned real properties listed on Schedule 1.01(a).

“Sale-Leaseback Transaction” shall mean the Sale and Leaseback of the Sale-Leaseback Properties pursuant to the Sale-Leaseback Documents.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means the U.S. Secured Parties and the Canadian Secured Parties.

“Security Agreement” means the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Security Agreement Supplement” means a supplement delivered in connection with any Security Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Securities Account Control Agreements” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.

“Senior Secured Notes” means the senior secured notes of the Specified U.S. Borrower in an aggregate principal amount of up to $700,000,000 issued and sold on the Closing Date pursuant to the Senior Secured Notes Documents and any exchange notes issued in exchange therefor, in each case, pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the Purchase Agreement dated as of June 2, 2008 among the Specified U.S. Borrower, the Initial Purchasers (as defined therein) and the guarantors party thereto, the Senior Secured Notes and all other agreements, instruments and other documents pursuant to which the Senior Secured Notes have been or will be issued or otherwise setting forth the terms of the Senior Secured Notes.

“Senior Secured Notes Indenture” means the Indenture, dated as of the Closing Date, among the Specified U.S. Borrower, as “Issuer” and U.S. Bank National Association, as Trustee.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified U.S. Borrower” has the meaning specified in the introductory paragraph hereto.

“Sponsor” means Caxton-Iseman Capital, Inc. and its Controlled Affiliates.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States (the “Board”) and any other banking authority, domestic or foreign, to which Credit Suisse or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Specified U.S. Borrower.

“Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Supplemental Collateral Agent” has the meaning specified in Section 9.05(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include an Agent or a Lender or any Affiliate of an Agent or a Lender).

“Swing Line Borrowing” means a U.S. Swing Line Borrowing and/or a Canadian Swing Line Borrowing, as the context may require.

“Swing Line Lender” means the U.S. Swing Line Lender and/or the Canadian Swing Line Lender, as the context may require.

“Swing Line Loan” means a U.S. Swing Line Loan and/or a Canadian Swing Line Loan, as the context may require.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(A)(b) or 2.04(B)(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means the U.S. Swing Line Sublimit and/or the Canadian Swing Line Sublimit, as the context may require.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person

(without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $15,000,000.

“Total Borrowing Base” means the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.

“Total Canadian Outstandings” means the aggregate Outstanding Amount of all Canadian Loans and all Canadian L/C Obligations.

“Total Canadian Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total U.S. Outstandings” means the aggregate Outstanding Amount of all U.S. Loans and all U.S. L/C Obligations.

“Total U.S. Revolving Credit Outstandings” means the aggregate Outstanding Amount of all U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Obligations.

“Transaction” means, collectively, (a) the issuance and sale of the Senior Secured Notes, (b) the entering into and performance by the U.S. Loan Parties and their applicable Subsidiaries of the Loan Documents and the Senior Secured Notes Documents to which they are or are intended to be a party, (c) the refinancing of certain outstanding Indebtedness of the Specified U.S. Borrower and its Subsidiaries and the termination of all commitments with respect thereto and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Trustee” means U.S. Bank National Association, in its capacity as trustee under the Senior Secured Notes Indenture.

“Tuck-in Acquisitions” means one or more acquisitions made pursuant to Section 7.02(h) with aggregate consideration for all such acquisitions not to exceed $15,000,000.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Canadian Base Rate Loan, Canadian Prime Rate Loan, BA Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b).

“U.S. Borrowers” means the Specified U.S. Borrower and each Domestic Subsidiary that becomes a “Guarantor” hereunder after the Closing Date.

“U.S. Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Agents in accordance with this Agreement) equal to

(a) the sum of

(i) 85% of the value of the Eligible Receivables of the U.S. Loan Parties, and

(ii) 85% of the NOLV Percentage of the value of the Eligible Inventory of the U.S. Loan Parties,

minus

(b) the Availability Reserve to the extent attributable to the U.S. Loan Parties in the Agents’ Credit Judgment on such date, provided that, after the Closing Date, the Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment.

“U.S. Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is an Agent, a U.S. Lender or an Affiliate of an Agent or a U.S. Lender, in its capacity as a party to such Cash Management

Agreement, in each case in respect of services provided under such Cash Management Agreement to a U.S. Loan Party.

“U.S. Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the U.S. Collateral Documents and all of the other property that is or is intended under the terms of the U.S. Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the U.S. Secured Parties.

“U.S. Collateral Documents” means, collectively, the U.S. Security Agreement, the U.S. Intellectual Property Security Agreement, the U.S. Mortgages, the U.S. Account Control Agreements, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the U.S. Secured Parties.

“U.S. Excess Availability” means, at any time, the difference between (a) the lesser of (i) (A) the U.S. Revolving Credit Facility and (ii) the U.S. Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower Agent to the Agents pursuant to Section 6.01(e) hereof minus (b) the Total U.S. Revolving Credit Outstandings.

“U.S. Guaranty” means, collectively, the Guarantees made by the Specified U.S. Borrower and the U.S. Subsidiary Guarantors in favor of the U.S. Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“U.S. Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(vii).

“U.S. L/C Advance” means, with respect to each U.S. Revolving Credit Lender, such Lender’s funding of its participation in any U.S. L/C Borrowing in accordance with its Applicable Percentage.

“U.S. L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Letter of Credit which has not been reimbursed on the date when made or refinanced as a U.S. Revolving Credit Borrowing.

“U.S. L/C Credit Extension” means, with respect to any U.S. Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“U.S. L/C Issuer” means Credit Suisse in its capacity as issuer of U.S. Letters of Credit hereunder, or any successor issuer of U.S. Letters of Credit hereunder and, with respect to each Existing Letter of Credit, UBS AG, Stamford Branch, in its capacity as the issuer thereof.

“U.S. L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding U.S. Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all U.S. L/C Borrowings.  For purposes of computing the amount available to be drawn under any U.S. Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“U.S. Lender” means each financial institution listed on Schedule 2.01 as a “U.S. Revolving Credit Lender”, as well as any Person that becomes a “U.S. Revolving Credit Lender” hereunder pursuant to Section 2.16 or 10.06 and, as the context requires, includes the U.S. Swing Line Lender.

“U.S. Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.  A U.S. Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“U.S. Letter of Credit Sublimit” means an amount equal to $13,500,000.  The U.S. Letter of Credit Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.

“U.S. Loan” means an extension of credit by a Lender to the Specified U.S. Borrower under Article II in the form of a U.S. Revolving Credit Loan or a U.S. Swing Line Loan.

“U.S. Loan Documents” means, collectively, (a) this Agreement, (b) the U.S. Revolving Credit Notes, (c) the U.S. Guaranty, (d) the U.S. Collateral Documents, (e) the Intercreditor Agreement, (f) the Fee Letter and (g) each Issuer Document with respect to a U.S. Letter of Credit.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“U.S. Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any U.S. Loan Party arising under any Loan Document or otherwise with respect to any U.S. Loan, U.S. Letter of Credit, U.S. Secured Cash Management Agreement or U.S. Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any U.S. Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“U.S. Overadvance” has the meaning specified in Section 2.01(f).

“U.S. Overadvance Loan” means a U.S. Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“U.S. Payment Account” means the account of the Collateral Agent to which all monies constituting proceeds of U.S. Collateral shall be transferred from time to time.

“U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the U.S. Revolving Credit Lenders pursuant to Section 2.01(a) and shall be deemed to include any U.S. Overadvance Loan and U.S. Protective Advance made hereunder.

“U.S. Revolving Credit Commitment” means, as to each U.S. Revolving Credit Lender, its obligation to (a) make U.S. Revolving Credit Loans to the Specified U.S. Borrower pursuant to Section 2.01(a), (b) purchase participations in U.S. L/C Obligations, and (c) purchase participations in U.S. Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including Section 2.16; provided, that at any time that that Total Canadian Revolving Credit Outstandings exceed 100% of the Canadian Revolving Credit Commitments, the U.S. Revolving Credit Commitments shall be temporarily reduced by the amount of such excess until such excess is reduced to zero.

“U.S. Revolving Credit Exposure” means, with respect to any U.S. Appropriate Lender at any time, the Outstanding Amount of such Lender’s U.S. Revolving Credit Loans plus such Lender’s Applicable Percentage of the Outstanding Amount of U.S. L/C Obligations with respect to U.S. Letters of Credit plus such Lender’s Applicable Percentage of the Outstanding Amount of U.S. Swing Line Loans.

“U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time.

“U.S. Revolving Credit Lender” means, at any time, any Lender that has a U.S. Revolving Credit Commitment at such time.

“U.S. Revolving Credit Loan” has the meaning specified in Section 2.01(a) and shall be deemed to include any U.S. Overadvance Loan and U.S. Protective Advance made hereunder.

“U.S. Revolving Credit Note” means a promissory note made by the Specified U.S. Borrower in favor of a U.S. Appropriate Lender evidencing U.S. Revolving Credit Loans or U.S. Swing Line Loans, as the case may be, made by such U.S. Revolving Credit Lender, substantially in the form of Exhibit C-1.

“U.S. Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a U.S. Loan Party and any Cash Management Bank.

“U.S. Secured Hedge Agreement” means any Secured Hedge Agreement that is entered into by and between any U.S. Loan Party and any Hedge Bank.

“U.S. Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the U.S. Revolving Credit Lenders, the U.S. L/C Issuer, the U.S. Hedge Banks, the U.S. Cash Management Banks, each co-agent or sub-agent appointed by any Agent from time to time pursuant to Section 9.05, the Canadian Secured Parties and the other Persons the U.S. Obligations owing to which are or are purported to be secured by the U.S. Collateral under the terms of the Collateral Documents.

“U.S. Security Agreement” means the U.S. Security Agreement dated as of the Closing Date and attached as Exhibit G-1 (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12 in respect of the U.S. Collateral, in each case as amended).

“U.S. Subsidiary Guarantor” means each Domestic Subsidiary (other than the Specified U.S. Borrower and any Excluded Subsidiary) and each Person that shall, at any time after the date hereof, become a Domestic Subsidiary.

“U.S. Swing Line Borrowing” means a borrowing of a U.S. Swing Line Loan pursuant to Section 2.04.

“U.S. Swing Line Lender” means Credit Suisse in its capacity as provider of U.S. Swing Line Loans, or any successor swing line lender hereunder.

“U.S. Swing Line Loan” has the meaning specified in Section 2.04(a).

“U.S. Swing Line Sublimit” means an amount equal to the lesser of (a) $13,500,000 and (b) the U.S. Revolving Credit Facility.  The U.S. Swing Line Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.

“U.S. Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the U.S. Borrowers on the assumption that each U.S. Appropriate Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the U.S. Borrowers or made available to the Administrative Agent by any such U.S. Appropriate Lender, (b) with respect to the U.S. Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding U.S. Swing Line Loan that shall not have been funded by the U.S. Revolving Credit Lenders in accordance with Section 2.04(c) and (c) with respect to any U.S. L/C Issuer, the aggregate amount, if any, of participations in respect of any outstanding U.S. L/C Borrowing that shall not have been funded by the U.S. Revolving Credit Lenders in accordance with Sections 2.03(c).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

SECTION 1.02. Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear; provided, however, that in this Agreement all references to Exhibits and Schedules (other than Schedule 2.01) shall be construed to refer to Exhibits and Schedules to the Original Credit Agreement, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) any references herein to “ordinary course of business” or “ordinary course” shall mean the ordinary course of business of the Loan Parties and their respective Subsidiaries, consistent with past practices and undertaken in good faith.

(b) All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC or the PPSA to the extent the same are used or defined therein.  For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Collateral Document) and for all other purposes pursuant to which the interpretation or construction of a Collateral

Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property,” (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude,” (iii) “tangible property” shall be deemed to include “corporeal property,” (iv) “intangible property” shall be deemed to include “incorporeal property,” (v) “security interest” and “mortgage” shall be deemed to include a “hypothec,” (vi) all references to filing, registering or recording financing statements or other required documents under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, and all references to releasing any Lien shall be deemed to include a release, discharge and mainlevee of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary.”

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04. Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.06. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.07. Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars (including for calculations of Excess Availability).  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans.  (a)  U.S. Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each U.S. Appropriate Lender severally agrees to make loans (each such loan, a “U.S. Revolving Credit Loan”) in Dollars to the Specified U.S. Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s U.S. Revolving Credit Commitment; provided, however, that after giving effect to any U.S. Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and

(y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment and (iii) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (x) the U.S. Revolving Credit Facility and (y) the U.S. Borrowing Base.  Within the limits of each U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Specified U.S. Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  U.S. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  The Borrowers and the Lenders acknowledge the making of Loans under the U.S. Revolving Credit Facility prior to the Restatement Effective Date under the Original Credit Agreement and agree that, to the extent outstanding on the Restatement Effective Date, such Loans shall continue to be outstanding under the U.S. Revolving Credit Facility pursuant to the terms and conditions of this Agreement and the other Loan Documents.

(b) Canadian Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Canadian Appropriate Lender severally agrees to make loans (each such loan, a “Canadian Revolving Credit Loan”) in Dollars and Canadian Dollars to the Canadian Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Canadian Revolving Credit Commitment; provided, however, that after giving effect to any Canadian Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment and (iii) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base.  Within the limits of each Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Canadian Revolving Credit Loans denominated in Dollars may be Canadian Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Canadian Revolving Credit Loans denominated in Canadian Dollars may be Canadian Prime Rate Loans or BA Rate Loans, as further provided herein.  The Borrowers and the Lenders acknowledge the making of Loans under the Canadian Revolving Credit Facility prior to the Restatement Effective Date under the Original Credit Agreement and agree that, to the extent outstanding on the Restatement Effective Date, such Loans shall continue to be outstanding under the Canadian Revolving Credit Facility pursuant to the terms and conditions of this Agreement and the other Loan Documents.

(c) U.S. Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the U.S. L/C Issuer agrees, in reliance upon the agreements of the U.S. Revolving Credit Lenders set forth in this Section 2.01(c) and Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue U.S. Letters of Credit for the account of the Specified U.S. Borrower or its Subsidiaries, and to amend or extend U.S. Letters of Credit previously issued by it, in accordance with Section 2.03(a), and (2) to honor drawings under the U.S. Letters of Credit; and (B) the U.S. Revolving Credit Lenders severally agree to participate in U.S. Letters of Credit issued for the account of the Specified U.S. Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any U.S. L/C Credit Extension with respect to any U.S. Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the lesser of (I)  the Revolving Credit Facility and (II) the Total Borrowing Base at such time, (x) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, (y) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (I) the U.S. Revolving Credit Facility and (II) the U.S. Borrowing Base and (z) the Outstanding Amount of the U.S. L/C Obligations shall not exceed the U.S. Letter of Credit Sublimit.  Each request by the Specified U.S. Borrower for the issuance or amendment of a U.S. Letter of Credit shall be deemed to be a representation by the Specified U.S. Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Specified U.S. Borrower’s ability to obtain U.S. Letters of Credit shall be fully revolving, and accordingly the Specified U.S. Borrower may, during the foregoing period, obtain U.S. Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.  The Borrowers and the Lenders acknowledge the issuance of Letters of Credit prior to the Restatement Effective Date under the Original Credit Agreement and agree that, to the extent outstanding on the Restatement Effective Date, such Letters of Credit shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.  The U.S. L/C Issuer’s Commitment to issue U.S. Letters of Credit shall automatically terminate on the earlier to occur of (x)  the date of termination of the U.S. Revolving Credit Commitments pursuant to Section 2.06, and (y) the date 30 days prior to the Maturity Date.

(ii) The U.S. L/C Issuer shall not issue any U.S. Letter of Credit if:

(A) subject to Section 2.03(a)(i), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required U.S. Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(iii) The U.S. L/C Issuer shall not be under any obligation to issue any U.S. Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the U.S. L/C Issuer from issuing such Letter of Credit, or any Law applicable to the U.S. L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the U.S. L/C Issuer shall prohibit, or request that the U.S. L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the U.S. L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the U.S. L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the U.S. L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the U.S. L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the U.S. L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; or

(D) a default of any U.S. Revolving Credit Lender’s obligations to fund under Section 2.03(b) exists or any U.S. Appropriate Lender is at such time a Defaulting Lender hereunder, unless the U.S. L/C Issuer has entered into reasonably satisfactory arrangements with the Specified U.S. Borrower or such Lender to eliminate the U.S. L/C Issuer’s risk with respect to such Lender.

(iv) The U.S. L/C Issuer shall not amend any Letter of Credit if the U.S. L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The U.S. L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the U.S. L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The U.S. L/C Issuer shall act on behalf of the U.S. Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the U.S. L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the U.S. L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the U.S. L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the U.S. L/C Issuer.

(d) Canadian Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the Canadian L/C Issuer agrees, in reliance upon the agreements of the Canadian Revolving Credit Lenders set forth in this Section 2.01(d) and Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Canadian Letters of Credit for the account of the Canadian Borrower or any of its Canadian Subsidiaries, and to amend or extend Canadian Letters of Credit previously issued by it, in accordance with Section 2.03(a), and (2) to honor drawings under the Canadian Letters of Credit; and (B) the Canadian Revolving Credit Lenders severally agree to participate in Canadian Letters of Credit issued for the account of the Canadian Borrower or any of its Canadian Subsidiaries and any drawings thereunder; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the lesser of (I) the Revolving Credit Facility and (II) the Total Borrowing Base at such time, (x) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, (y) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (I) the Canadian Revolving Credit Facility and (II) the Canadian Borrowing Base, and (z) the Outstanding Amount of the Canadian L/C Obligations shall not exceed the Canadian Letter of Credit Sublimit.  Each request by the Canadian Borrower for the issuance or amendment of a Canadian Letter of Credit shall be deemed to be a representation by the Canadian Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Canadian Borrower’s ability to obtain Canadian Letters of Credit shall be fully revolving, and accordingly the Canadian Borrower may, during the foregoing period, obtain Canadian Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  The Canadian L/C Issuer’s Commitment to issue Canadian Letters of Credit shall automatically terminate on the earlier to occur of (x)  the date of termination of the Canadian Revolving Credit Commitments pursuant to Section 2.06, and (y) the date 30 days prior to the Maturity Date.

(ii) The Canadian L/C Issuer shall not issue any Canadian Letter of Credit if:

(A) subject to Section 2.03(a)(i), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Canadian Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(iii) The Canadian L/C Issuer shall not be under any obligation to issue any Canadian Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Canadian L/C Issuer from issuing such Letter of Credit, or any Law applicable to the Canadian L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Canadian L/C Issuer shall prohibit, or request that the Canadian L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Canadian L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Canadian L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date and which the Canadian L/C Issuer in good faith deems applicable to it, or shall impose upon the Canadian L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Canadian L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Canadian L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars; or

(D) a default of any Canadian Revolving Credit Lender’s obligations to fund under Section 2.03(b) exists or any Canadian Appropriate Lender is at such time a Defaulting Lender hereunder, unless the Canadian L/C Issuer has entered into reasonably satisfactory arrangements with the Canadian Borrower or such Lender to eliminate the Canadian L/C Issuer’s risk with respect to such Lender.

(iv) The Canadian L/C Issuer shall not amend any Letter of Credit if the Canadian L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The Canadian L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the Canadian L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(e) The Canadian L/C Issuer shall act on behalf of the Canadian Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Canadian L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Canadian L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Canadian L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Canadian L/C Issuer.

(f) U.S. Overadvances.  If the aggregate Outstanding Amount of the U.S. Revolving Credit Loans exceed the U.S. Borrowing Base (“U.S. Overadvance”) at any time, the excess amount shall be payable by the U.S. Borrowers on demand by the Administrative Agent, but all such excess U.S. Revolving Credit Loans shall nevertheless constitute U.S. Obligations secured by the U.S. Collateral and entitled to all benefits of the Loan Documents.  Unless its authority has been revoked in writing by the Required U.S. Lenders, the Administrative Agent may require the U.S. Revolving Credit Lenders to honor requests for U.S. Overadvance Loans and to forbear from requiring the U.S. Borrowers to cure a U.S. Overadvance, when no other Event of Default is known to the Administrative Agent, as long as (i) the U.S. Overadvance does not continue for more than 45 consecutive days (and no U.S. Overadvance may exist for at least five consecutive days thereafter before further U.S. Overadvance Loans are required), and (ii) the U.S. Overadvance is not known by the Administrative Agent to exceed, when taken together with all Canadian Overadvances and all Protective Advances, the lesser of (x) $10,000,000 and (y) an amount equal to 10% of the Total Borrowing Base.  In no event shall U.S. Overadvance Loans be required that would cause the (A) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans to exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment or (B) the Total U.S. Revolving Credit Outstandings to exceed (x) the U.S. Revolving Credit Facility minus (y) the Availability Reserve to the extent attributable to the U.S. Loan Parties in the Administrative Agent’s Credit Judgment at such time.  Any funding of a U.S. Overadvance Loan or sufferance of a U.S. Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.  At the Administrative Agent’s discretion, U.S. Overadvance Loans made under this Section 2.01(f) may be made in the form of U.S. Swing Line Loans in accordance with Section 2.04(A).
(g) Canadian Overadvances.  If the aggregate Outstanding Amount of the Canadian Revolving Credit Loans exceed the Canadian Borrowing Base (“Canadian Overadvance”) at any time, the excess amount shall be payable by the Canadian Borrower on demand by the Administrative Agent, but all such excess Canadian Revolving Credit Loans shall nevertheless constitute Canadian Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Unless its authority has been revoked in writing by the Required Canadian Lenders, the Administrative Agent may require the Canadian Revolving Credit Lenders to honor requests for Canadian

Overadvance Loans and to forbear from requiring the Canadian Borrower to cure a Canadian Overadvance, when no other Event of Default is known to the Administrative Agent, as long as (i) the Canadian Overadvance does not continue for more than 45 consecutive days (and no Canadian Overadvance may exist for at least five consecutive days thereafter before further Canadian Overadvance Loans are required), and (ii) the Canadian Overadvance is not known by the Administrative Agent to exceed $1,500,000 or, when taken together with all U.S. Overadvances and all Protective Advances, the lesser of (x) $10,000,000 and (y) 10% of the Total Borrowing Base.  In no event shall Canadian Overadvance Loans be required that would cause the (A) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans to exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment or (B) the Total Canadian Revolving Credit Outstandings to exceed (x) the Canadian Revolving Credit Facility minus (y) the Availability Reserve to the extent attributable to the Canadian Loan Parties in the Administrative Agent’s Credit Judgment at such time.  Any funding of a Canadian Overadvance Loan or sufferance of a Canadian Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.  At the Administrative Agent’s discretion, Canadian Overadvance Loans made under this Section 2.01(g) may be made in the form of Canadian Swing Line Loans in accordance with Section 2.04(B).

(h) Protective Advances.  The Agents shall be authorized, in their discretion, at any time that any conditions in Section 4.02 are not satisfied, to make U.S. Revolving Credit Loans (any such U.S. Revolving Credit Loans made pursuant to this Section 2.01(h), “U.S. Protective Advances”) or to cause to be made through CS Toronto as its sub-agent Canadian Revolving Credit Loans (any such Canadian Revolving Credit Loans made pursuant to this Section 2.01(h), “Canadian Protective Advances” and, together with the U.S. Protective Advances, the “Protective Advances”) (a) up to an aggregate amount, when taken together with all U.S. Overadvances and all Canadian Overadvances, the lesser of (x) $10,000,000 and (y) 10% of the Total Borrowing Base outstanding at any time, if the Agents reasonably deem such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses.  Protective Advances shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents.  Immediately upon the making of a Protective Advance, each applicable Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance in an amount equal to the product of such applicable Revolving Credit Lender’s Applicable Percentage times the amount of such Protective Advance.  The Agents’ determination that funding of a Protective Advance is appropriate shall be conclusive.  In no event shall Protective Advances cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable

Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Lender’s Commitment.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.  (a)  Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or BA Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or of any conversion of Eurodollar Rate Loans or BA Rate Loans to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans; provided, however, that if the applicable Borrower wishes to request Eurodollar Rate Loans or BA Rate Loans having an Interest Period other than 1, 2, 3 or 6 months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders.  Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of $1,000,000 or Cdn. $1,000,000, as applicable, or a whole multiple of $200,000 or Cdn. $200,000, as applicable, in excess thereof.  Except as provided in Sections 2.03(a) and 2.04(c), each Borrowing of or conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000, as applicable, or a whole multiple of $100,000 or Cdn. $100,000, as applicable, in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether a Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or BA Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if applicable, the currency of the Borrowing, continuation or conversion.  If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (in the case of U.S. Revolving Credit

Loans), Canadian Base Rate Loans (in the case of Canadian Revolving Credit Loans denominated in Dollars) or Canadian Prime Rate Loans (in the case of Canadian Revolving Credit Loans denominated in Canadian Dollars).  Any such automatic conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or BA Rate Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or BA Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of 1 month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan or a BA Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, described in Section 2.02(a).  In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower by wire transfer of such funds in accordance with instructions provided (and reasonably acceptable) to the Administrative Agent by the applicable Borrower.

(c) Any Eurodollar Rate Loan and a BA Rate Loan continued or converted other than on the last day of an Interest Period for such Eurodollar Rate Loan or BA Rate Loan and any continuation or conversion shall be subject to Section 3.05.  During the existence of an Event of Default, (i) upon notice to the Borrower Agent from the Administrative Agent given at the request of the Required U.S. Lenders, no outstanding Loans to the U.S. Borrowers may be converted into, or continued as Eurodollar Rate Loans and (ii) upon notice to the Borrower Agent from the Administrative Agent given at the request of the Required Canadian Lenders, no outstanding Loans to the Canadian Borrowers may be converted into, or continued as Eurodollar Rate Loans or BA Rate Loans.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans and BA Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the applicable Lenders of any change in Credit Suisse’s or CS Toronto’s, as applicable, base rate or prime rate used in determining the Base Rate, Canadian Base Rate or

Canadian Prime Rate, as applicable, promptly following the announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.

SECTION 2.03. Letters of Credit  Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (a)  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require.  Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Appropriate Lender under the applicable Facility, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a

Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each U.S. Letter of Credit, each U.S. Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.  Immediately upon the issuance of each Canadian Letter of Credit, each Canadian Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the Outstanding Amount of such Letter of Credit.
(iii) If a Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, a Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders under the applicable Facility shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required U.S. Lenders (in the case of the U.S. Letters of Credit) or the Required Canadian Lenders (in the case of Canadian Letters of Credit) have elected not to permit such extension or (2) from the Administrative Agent, any Appropriate Lender under the applicable Facility or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(b) Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such

Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the applicable Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender under the applicable Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof.  In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans (in the case of U.S. Letters of Credit) or Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable (in the case of Canadian Letters of Credit) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments under the applicable Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  In the case of a Letter of Credit denominated in a currency other than Dollars, the applicable Borrower shall reimburse the applicable L/C Issuer in such currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a currency other than Dollars, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

(ii) Each Appropriate Lender under the applicable Facility shall upon any notice pursuant to Section 2.03(b)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans (or Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be) because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each applicable Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the applicable L/C Issuer for any amount drawn under any applicable Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of a Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Appropriate Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of an L/C Issuer submitted to any Appropriate Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(b)(vi) shall be conclusive absent manifest error.

(c) Repayment of Participations.  (i)  At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate

Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(b)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Appropriate Lender under the applicable Facility shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d) Obligations Absolute.  The obligation of the Borrowers to reimburse the applicable L/C Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer  under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, interim receiver, monitor or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer.  Each Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e) Role of L/C Issuer.  Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders under the applicable Facility or the Required U.S. Lenders or Required Canadian Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral.  Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all applicable L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver or hypothecate to the Collateral Agent, for the benefit of the applicable L/C Issuers and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Each Borrower hereby grants to the Collateral Agent, for the benefit of the applicable L/C Issuer and the Appropriate Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts under the exclusive control of the Collateral Agent.  If at any time the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all applicable L/C Obligations, the applicable Borrower will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Collateral Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(g) Applicability of ISP and UCP.  Unless otherwise expressly agreed by an L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees.  The U.S. Borrowers shall pay to the Administrative Agent for the account of each U.S. Appropriate Lender in accordance with its Applicable Percentage, and the Canadian Borrower shall pay to the Administrative Agent for the account of each Canadian Appropriate Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each U.S. Letter of Credit or Canadian Letter of Credit, as applicable, equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, any past-due Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The applicable Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day of each April, July, October and January in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the applicable Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, each applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04. Swing Line Loans.

(A) (a)  The U.S. Swing Line.  Subject to the terms and conditions set forth herein, the U.S. Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04(A), to make loans (each such loan, a “U.S. Swing Line Loan”) in Dollars to the Specified U.S. Borrower from time to time on any

Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the U.S. Swing Line Sublimit, notwithstanding the fact that such U.S. Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of U.S. Revolving Credit Loans and U.S. L/C Obligations of the Lender acting as U.S. Swing Line Lender, may exceed the amount of such Lender’s U.S. Revolving Credit Commitment; provided, however, that after giving effect to any U.S. Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment and (iii) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (x) the U.S. Revolving Credit Facility and (y) the U.S. Borrowing Base; and provided that the Specified U.S. Borrower shall not use the proceeds of any U.S. Swing Line Loan to refinance any outstanding U.S. Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Specified U.S. Borrower may borrow under this Section 2.04(A), prepay under Section 2.05, and reborrow under this Section 2.04(A).  Each U.S. Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a U.S. Swing Line Loan, each U.S. Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swing Line Lender a risk participation in such U.S. Swing Line Loan in an amount equal to the product of such U.S. Revolving Credit Lender’s Applicable Percentage times the amount of such U.S. Swing Line Loan.

(b) Borrowing Procedures.  Each U.S. Swing Line Borrowing shall be made upon the Specified U.S. Borrower’s irrevocable notice to the U.S. Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the U.S. Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the U.S. Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Specified U.S. Borrower.  Promptly after receipt by the U.S. Swing Line Lender of any telephonic Swing Line Loan Notice, the U.S. Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the U.S. Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the U.S. Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any U.S. Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed U.S. Swing Line Borrowing (A) directing the U.S. Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(A)(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the U.S. Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Specified U.S. Borrower.

(c) Refinancing of U.S. Swing Line Loans.  (i)  The U.S. Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Specified U.S. Borrower (which hereby irrevocably authorizes the U.S. Swing Line Lender to so request on its behalf), that each U.S. Appropriate Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of U.S. Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the U.S. Revolving Credit Facility and the conditions set forth in Section 4.02.  The U.S. Swing Line Lender shall furnish the Specified U.S. Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each U.S. Appropriate Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the U.S. Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(A)(c)(ii), each U.S. Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Specified U.S. Borrower in such amount.  The Administrative Agent shall remit the funds so received to the U.S. Swing Line Lender.

(ii) If for any reason any U.S. Swing Line Loan cannot be refinanced by such a U.S. Revolving Credit  Borrowing in accordance with Section 2.04(A)(c)(i), the request for Base Rate Loans submitted by the U.S. Swing Line Lender as set forth herein shall be deemed to be a request by the U.S. Swing Line Lender that each of the U.S. Revolving Credit Lenders fund its risk participation in the relevant U.S. Swing Line Loan and each U.S. Revolving Credit Lender’s payment to the Administrative Agent for the account of the U.S. Swing Line Lender pursuant to Section 2.04(A)(c)(i) shall be deemed payment in respect of such participation.

(iii) If any U.S. Appropriate Lender fails to make available to the Administrative Agent for the account of the U.S. Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(A)(c) by the time specified in Section 2.04(A)(c)(i), the U.S. Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the U.S. Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the U.S. Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the U.S. Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) If any U.S. Appropriate Lender fails to make available to the Administrative Agent for the account of the U.S. Swing Line Lender any amount required to be paid by it pursuant to Section 2.04(A)(c)(iii), the U.S. Swing Line Lender shall be entitled, at its sole and absolute discretion, to recover from the Borrowers (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the U.S. Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the U.S. Swing Line Lender in connection with the foregoing.

(v) Each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans or to purchase and fund risk participations in U.S. Swing Line Loans pursuant to this Section 2.04(A)(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the U.S. Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans pursuant to this Section 2.04(A)(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.  (i)  At any time after any U.S. Appropriate Lender has purchased and funded a risk participation in a U.S. Swing Line Loan, if the U.S. Swing Line Lender receives any payment on account of such Swing Line Loan, the U.S. Swing Line Lender will distribute to such Appropriate Lender its Applicable Percentage thereof in the same funds as those received by the U.S. Swing Line Lender.

(ii) If any payment received by the U.S. Swing Line Lender in respect of principal or interest on any U.S. Swing Line Loan is required to be returned by the U.S. Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the U.S. Swing Line Lender in its discretion), each U.S. Appropriate Lender shall pay to the U.S. Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate.  The Administrative Agent will make such demand upon the request of the U.S. Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the U.S. Obligations and the termination of this Agreement.

(e) Interest for Account of U.S. Swing Line Lender.  The U.S. Swing Line Lender shall be responsible for invoicing the Specified U.S. Borrower for interest on the U.S. Swing Line Loans.  Until each U.S. Appropriate Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04(A) to refinance such Revolving Credit Lender’s Applicable Percentage of any U.S. Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the U.S. Swing Line Lender.

(f) Payments Directly to U.S. Swing Line Lender.  The Specified U.S. Borrower shall make all payments of principal and interest in respect of the U.S. Swing Line Loans directly to the U.S. Swing Line Lender.

(B) (a)  The Canadian Swing Line.  Subject to the terms and conditions set forth herein, the Canadian Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04(B), to make loans (each such loan, a “Canadian Swing Line Loan”) in Dollars and Canadian Dollars to the Canadian Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Canadian Swing Line Sublimit, notwithstanding the fact that such Canadian Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Canadian Revolving Credit Loans and Canadian L/C Obligations of the Lender acting as Canadian Swing Line Lender, may exceed the amount of such Lender’s Canadian Revolving Credit Commitment; provided, however, that after giving effect to any Canadian Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment and (iii) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base; and provided that the Canadian Borrower shall not use the proceeds of any Canadian Swing Line Loan to refinance any outstanding Canadian Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.04(B), prepay under Section 2.05, and reborrow under this Section 2.04(B).  Each Canadian Swing Line Loan denominated in Dollars shall bear interest only at a rate based on the Canadian Base Rate.  Each Canadian Swing Line Loan denominated in Canadian Dollars shall bear interest only at a rate based on the Canadian Prime Rate.  Immediately upon the making of a Canadian Swing Line Loan, each Canadian Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swing Line Lender a risk participation in such Canadian Swing Line Loan in an amount equal to the product of such Canadian Revolving Credit Lender’s Applicable Percentage times the amount of such Canadian Swing Line Loan.
(b) Borrowing Procedures.  Each Canadian Swing Line Borrowing shall be made upon the Canadian Borrower’s irrevocable notice to the Canadian Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Canadian Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount and currency to be borrowed and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Canadian Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Canadian Borrower.  Promptly after receipt by the Canadian Swing Line Lender of any telephonic Swing Line Loan Notice, the Canadian Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Canadian Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Canadian Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Canadian Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Canadian Swing Line Borrowing (A) directing the Canadian Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(B)(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Canadian Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Canadian Borrower.

(c) Refinancing of Canadian Swing Line Loans.  (i)  The Canadian Swing Line Lender at any time in its sole and absolute discretion (but at least once per week) may request, on behalf of the Canadian Borrower (which hereby irrevocably authorizes the Canadian Swing Line Lender to so request on its behalf), that each Canadian Appropriate Lender make a Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, in an amount equal to such Lender’s Applicable Percentage of the amount of Canadian Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Canadian Base Rate Loans and Canadian Prime Rate Loans, but subject to the unutilized portion of the Canadian Revolving Credit Facility and the conditions set forth in Section 4.02.  The Canadian Swing Line Lender shall furnish the Canadian Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Canadian Appropriate Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Canadian Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(B)(c)(ii), each Canadian Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Canadian Prime Rate Loan, as the case may be, to the Canadian Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Canadian Swing Line Lender.

(ii) If for any reason any Canadian Swing Line Loan cannot be refinanced by such a Canadian Revolving Credit Borrowing in accordance with Section 2.04(B)(c)(i), the request for Canadian Base Rate Loans or Canadian Prime Rate Loans submitted by the Canadian Swing Line Lender as set forth herein shall be deemed to be a request by the Canadian Swing Line Lender that each of the Canadian Revolving Credit Lenders fund its risk participation in the relevant Canadian Swing Line Loan and each Canadian Revolving Credit Lender’s payment to the Administrative Agent for the account of the Canadian Swing Line Lender pursuant to Section 2.04(B)(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Canadian Appropriate Lender fails to make available to the Administrative Agent for the account of the Canadian Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(B)(c) by the time specified in Section 2.04(B)(c)(i), the Canadian Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Canadian Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Canadian Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) If any Canadian Appropriate Lender fails to make available to the Administrative Agent for the account of the Canadian Swing Line Lender any amount required to be paid by it pursuant to Section 2.04(B)(c)(iii), the Canadian Swing Line Lender shall be entitled, at its sole and absolute discretion, to recover from the Borrowers (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Canadian Swing Line Lender in connection with the foregoing.

(v) Each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Loans or to purchase and fund risk participations in Canadian Swing Line Loans pursuant to this Section 2.04(B)(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Canadian Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Loans pursuant to this Section 2.04(B)(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.  (i)  At any time after any Canadian Appropriate Lender has purchased and funded a risk participation in a Canadian Swing Line Loan, if the Canadian Swing Line Lender receives any payment on account of such Swing Line Loan, the Canadian Swing Line Lender will distribute to such Appropriate Lender its Applicable Percentage thereof in the same funds as those received by the Canadian Swing Line Lender.

(ii) If any payment received by the Canadian Swing Line Lender in respect of principal or interest on any Canadian Swing Line Loan is required to be returned by the Canadian Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Canadian Swing Line Lender in its discretion), each Canadian Appropriate Lender shall pay to the Canadian Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Canadian Prime Rate.  The Administrative Agent will make such demand upon the request of the Canadian Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Canadian Obligations and the termination of this Agreement.

(e) Interest for Account of Canadian Swing Line Lender.  The Canadian Swing Line Lender shall be responsible for invoicing the Canadian Borrower for interest on the Canadian Swing Line Loans.  Until each Canadian Appropriate Lender funds its Canadian Base Rate Loan or Canadian Prime Rate Loan, as the case may be, or risk participation pursuant to this Section 2.04(B) to refinance such Revolving Credit Lender’s Applicable Percentage of any Canadian Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Canadian Swing Line Lender.

(f) Payments Directly to Canadian Swing Line Lender.  The Canadian Borrower shall make all payments of principal and interest in respect of the Canadian Swing Line Loans directly to the Canadian Swing Line Lender.

SECTION 2.05. Prepayments.  (a) Optional.  (i)  Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans or BA Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans; (B) any prepayment of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of $1,000,000 or Cdn. $1,000,000, as applicable, or a whole multiple of $200,000 or Cdn. $200,000, as applicable, in excess thereof; and (C) any prepayment of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000, as applicable, or a whole multiple of $100,000 or Cdn. $100,000, as applicable, in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s)

of Loans to be prepaid and, if Eurodollar Rate Loans or BA Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan or a BA Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) The applicable Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the date of the prepayment.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.  (i)  If for any reason the Total Revolving Credit Outstandings at any time exceed the lesser of (x) the Total Borrowing Base at such time (except as a result of Overadvance Loans or Protective Advances permitted under Sections 2.01(f), (g) or (h)) and (y) the Revolving Credit Facility at such time, the Borrowers shall immediately prepay their respective Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize their respective L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.  If for any reason the Total U.S. Revolving Credit Outstandings at any time exceed the lesser of (x) the U.S. Borrowing Base at such time (except to the extent constituting U.S. Overadvance Loans permitted under Section 2.01(f)) and (y) the U.S. Revolving Credit Facility at such time, the U.S. Borrowers shall immediately prepay U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Borrowings and/or Cash Collateralize the U.S. L/C Obligations (other than the U.S. L/C Borrowings) in an aggregate amount equal to such excess.  If for any reason (other than negative fluctuations in Dollar Equivalents of Canadian Dollars) the Total Canadian Revolving Credit Outstandings at any time exceed the lesser of (x) the Canadian Borrowing Base at such time (except to the extent constituting Canadian Overadvance Loans permitted under Section 2.01(g)) and (y) the Canadian Revolving Credit Facility at such time, the Canadian Borrower shall immediately prepay Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Borrowings and/or Cash Collateralize the Canadian L/C Obligations (other than the Canadian L/C Borrowings) in an aggregate amount equal to such excess.

(ii) If, as a result of any negative fluctuations in the Dollar Equivalent of Canadian Dollars, the Total Canadian Revolving Credit Outstandings exceeds 110% of the aggregate amount of the Canadian Revolving Credit Commitments as then in effect, the Canadian Borrower shall, if requested (through the Administrative Agent) by the Required Canadian Lenders prepay the Canadian Revolving Credit Loans (or Cash Collateralize the Canadian Letters of Credit) within three (3) Business Days following such Borrower’s receipt of such request in such amounts as shall be necessary so that after giving effect thereto the Total Canadian Revolving Credit Outstandings does not exceed the Canadian Revolving Credit Commitments.

SECTION 2.06. Termination or Reduction of Commitments.
(a)  Optional.  The Specified U.S. Borrower may, upon notice to the Administrative Agent, terminate the U.S. Revolving Credit Facility, the U.S. Letter of Credit Sublimit, the U.S. Swing Line Sublimit, or from time to time permanently reduce the U.S. Revolving Credit Facility, the U.S. Letter of Credit Sublimit, or the U.S. Swing Line Sublimit; and the Canadian Borrower may, upon notice to the Administrative Agent, terminate the Canadian Revolving Credit Facility, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit, or from time to time permanently reduce the Canadian Revolving Credit Facility, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the U.S. Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total U.S. Revolving Credit Outstandings would exceed the U.S. Revolving Credit Facility, (B) the U.S. Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of U.S. L/C Obligations not fully Cash Collateralized hereunder would exceed the U.S. Letter of Credit Sublimit, (C) the U.S. Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of U.S. Swing Line Loans would exceed the U.S. Swing Line Sublimit, (D) the Canadian Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Canadian Revolving Credit Outstandings would exceed the Canadian Revolving Credit Facility, (E) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Canadian L/C Obligations not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit, (E) the Canadian Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Canadian Swing Line Loans would exceed the Canadian Swing Line Sublimit or (F) the U.S. Revolving Credit Facility while the Canadian Revolving Credit Facility remains in effect.

(b) Mandatory.  (i)  If after giving effect to any reduction or termination of U.S. Revolving Credit Commitments under this Section 2.06, the U.S. Letter of Credit Sublimit or the U.S. Swing Line Sublimit exceeds the U.S. Revolving Credit Facility at such time, the U.S. Letter of Credit Sublimit and/or the U.S. Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(ii) If after giving effect to any reduction or termination of Canadian Revolving Credit Commitments under this Section 2.06, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit exceeds the Canadian Revolving Credit Facility at such time, the Canadian Letter of Credit Sublimit and/or the Canadian Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of any Letter of Credit Sublimit, any Swing Line Sublimit or any Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the applicable Revolving Credit Facility accrued until the effective date of any termination of such Revolving Credit Facility shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans.  (a)  Revolving Credit Loans.  The U.S. Borrowers shall repay to the U.S. Revolving Credit Lenders on the Maturity Date for the U.S. Revolving Credit Facility the aggregate principal amount of all U.S. Revolving Credit Loans outstanding on such date.  The Canadian Borrower shall repay to the Canadian Revolving Credit Lenders on the Maturity Date for the Canadian Revolving Credit Facility the aggregate principal amount of all Canadian Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans.  The U.S. Borrowers shall repay each U.S. Swing Line Loan on the Maturity Date for the U.S. Revolving Credit Facility.  The Canadian Borrower shall repay each Canadian Swing Line Loan on the Maturity Date for the Canadian Revolving Credit Facility.

SECTION 2.08. Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each BA Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iv) each Canadian Base Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate plus the Applicable Rate; (v) each Canadian Prime Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate; (vi) each U.S. Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility; and (vii) each Canadian Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate (for Canadian Swing Line Loans denominated in Dollars) or the Canadian Prime Rate (for Canadian Swing Line Loans denominated in Canadian Dollars) plus the Applicable Rate for the Revolving Credit Facility.

(b) (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then unless otherwise agreed by the Required Lenders, the interest on such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09. Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee.  The U.S. Borrowers shall pay to the Administrative Agent for the account of each U.S. Appropriate Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the U.S. Revolving Credit Facility for such fiscal quarter (or portion thereof that the U.S. Revolving Credit Commitments are in effect) is less than the aggregate amount of the U.S. Revolving Credit Commitments; provided that, if the U.S. Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which  termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period.  The Canadian Borrower shall pay to the Administrative Agent for the account of each Canadian Appropriate Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the Canadian Revolving Credit Facility for such fiscal quarter (or portion thereof that the Canadian Revolving Credit Commitments are in effect) is less than the aggregate amount of the Canadian Revolving Credit Commitments; provided that, if the Canadian Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period.  The commitment fees shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Closing Date, on the last day of the Availability Period for the Revolving Credit Facility (and, if applicable, thereafter on demand).  The commitment fee shall be calculated quarterly in arrears and if there is any change in the Applicable Commitment Fee Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Commitment Fee Rate for each period during which such Applicable Commitment Fee Rate was in effect, with effect from the date of the change in such rate pursuant to the definition of Applicable Commitment Fee Rate.  The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b) Other Fees.  (i)  The Borrowers shall pay to the Bookrunner, the Administrative Agent and the Collateral Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  (a)  All computations of interest for Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans when the Base Rate, Canadian Base Rate and/or Canadian Prime Rate is determined by Credit Suisse’s or CS Toronto’s, as applicable, “prime rate” or “base rate”, and BA Rate Loans shall be made on the basis of a year of 365/366 days and actual days elapsed.  All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.  For the purposes of the Interest Act (Canada), (i) whenever any interest or fees under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year commencing on the date such calculation is being made, and (z) divided by 360, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Specified U.S. Borrower or for any other reason, the Borrowers or the

Lenders determine that (i) Average Availability as calculated by a Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Average Availability would have resulted in higher pricing for such period, the applicable Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any such Borrower under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(b)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

SECTION 2.11. Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to any Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.12. Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or Canadian Dollars, as the case may be, and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans or BA Rate Loans (or, in the case of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (in each case with respect to the applicable Facility or Facilities) (i) first, toward payment of interest and fees then due hereunder (other than in respect of Bank Product Debt), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward payment of the principal amount of any

Overadvance Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iii) third, toward payment of principal, L/C Borrowings and other obligations in respect of Bank Product Debt then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, L/C Borrowings and Bank Product Debt then due to such parties; provided, however, that the proceeds from the foreclosure of any Collateral shall be applied as set forth in the Intercreditor Agreement.

SECTION 2.13. Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that prior to the CAM Exchange Date, each Lender shall only purchase participations in Loans, L/C Obligations and Swing Line Loans under the Facility with respect to which they hold a Commitment; and provided further that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.14. Nature of Obligations.  (a)  The U.S. Borrowers agree that all U.S. Obligations of each U.S. Borrower under or in respect of this Agreement or any other Loan Document shall be joint and several obligations of all the U.S. Borrowers.

(b) Each U.S. Borrower waives presentment to, demand of payment from and protest to the other U.S. Borrowers of any of the U.S. Obligations, and also waives notice of acceptance of its Obligations and notice of protest for nonpayment.  The Obligations of a U.S. Borrower hereunder shall not be affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the other U.S. Borrowers under the provisions of this Agreement or any of the other Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement; or (iii) the failure of any Lender to exercise any right or remedy against any other U.S. Borrower.

(c) Each U.S. Borrower further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any other U.S. Borrower or any other Person.

(d) The Obligations of each U.S. Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations of the other U.S. Borrowers or otherwise.  Without limiting the generality of the foregoing, the Obligations of each U.S. Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of the other U.S. Borrowers, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity.

(e) Each U.S. Borrower further agrees that its Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of the other U.S. Borrowers is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the occurrence of any event described in Sections 8.01(f) or (g) in respect of such Borrower, any of the other U.S. Borrowers or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any U.S. Borrower by virtue hereof, upon the failure of a U.S. Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each other U.S. Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid U.S. Obligations, and thereupon each U.S. Appropriate Lender shall, in a reasonable manner, assign the amount of the U.S. Obligations of the other U.S. Borrowers owed to it and paid by such Borrower pursuant to this guarantee to such Borrower, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

(g) Upon payment by a U.S. Borrower of any amount as provided above, all rights of such Borrower against another U.S. Borrower, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the U.S. Obligations to the U.S. Revolving Credit Lenders.

(h) Each U.S. Borrower, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that the agreement and the Obligations of each U.S. Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the agreement and the Obligations of each U.S. Borrower hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the U.S. Borrowers hereby irrevocably agree that the Obligations of each U.S. Borrower hereunder shall be limited to the maximum amount as will result in the Obligations of such U.S. Borrower hereunder not constituting a fraudulent transfer or conveyance.  Each U.S. Borrower hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party, such U.S. Borrower will contribute, to the maximum extent permitted by law, such amounts to each other U.S. Borrower so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 2.15. Borrower Agent.  Each Borrower hereby irrevocably appoints the Specified U.S. Borrower, and the Specified U.S. Borrower agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement, including requesting Borrowings, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan, a Canadian Base Rate Loan, a Canadian Prime Rate Loan or a BA Rate Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from the Administrative Agent.  The Agents may rely, and shall be fully protected in relying, on any Committed Loan Notice, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by the Borrower Agent, whether in its own name, on behalf of any Borrower or on behalf of “the Borrowers,” and the Agents shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Committed Loan Notice, instruction, report, information, Borrowing Base Certificate or other notice or communication from the Borrower Agent, nor shall any joint and several character of the Borrowers’ liability for the Obligations be affected.

SECTION 2.16. Incremental Revolving Credit Commitments.  (a)   The Specified U.S. Borrower may, by written notice to the Administrative Agent (signed by a Responsible Officer of the Specified U.S. Borrower) from time to time after the Restatement Effective Date, request Incremental Revolving Credit Commitments in an aggregate amount not to exceed $25,000,000 from one or more Incremental Revolving Credit Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Credit Commitments in their own discretion; provided that each Incremental Revolving Credit Lender shall be subject to the approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld) unless such Incremental Revolving Credit Lender is a Lender, an Affiliate of a Lender or an Approved Fund.   Such notice shall set forth (i) the amount of the Incremental Revolving Credit Commitments being requested, (ii) whether the request is for U.S. Revolving Credit Commitments or Canadian Revolving Commitments and (iii) the date on which such Incremental Revolving Credit Commitments are requested to become effective.

(b) The Borrowers and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. Each Incremental Revolving Credit Commitment shall be on the same terms as the U.S. Revolving Credit Commitments or the Canadian Revolving Credit Commitments, as applicable.

(c) Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitments evidenced thereby as provided for in Section 10.01, including, if applicable, by increasing the Applicable Rate and the Applicable Commitment Fee Rate if, and to the extent, designated in the applicable Incremental Assumption Agreement (it being agreed that any such increase in the Applicable Rate or the Applicable Commitment Fee Rate shall apply equally to the Incremental Revolving Credit Commitments and to all other Revolving Credit Commitments hereunder (and to all Revolving Credit Loans made on Letter of Credit participations acquired pursuant thereto)).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(d) Notwithstanding the foregoing, no Incremental Revolving Credit Commitment shall become effective under this Section 2.16 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02(a) and (b) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Specified U.S. Borrower and (ii)  the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.01 and such additional customary documents and filings (including amendments to the Mortgages and other Collateral Documents and title endorsement bringdowns) as the Agents may reasonably require to assure that the Revolving Credit Loans in respect of Incremental Revolving Credit Commitments are secured by the Collateral ratably with the existing Revolving Credit Loans.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that, after giving effect to any increase pursuant to this Section 2.16, the outstanding Revolving Credit Loans (if any) are held by the Revolving Credit Lenders in accordance with their new Applicable Percentages.  This may be accomplished at the discretion of the Administrative Agent, following consultation with the Specified U.S. Borrower, (i) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (ii) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders or (iii) by a combination of the foregoing. Any prepayment or assignment described in this paragraph (e) shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

ARTICLE III

Taxes, Yield Protection and Illegality

SECTION 3.01. Taxes.  (a)  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes (other than Excluded Taxes).  If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code or other applicable Law to withhold or deduct any Taxes, including both United

States Federal backup withholding and withholding taxes, from any payment, then (A) such Borrower or the Administrative Agent shall withhold or make such deductions as are determined by such Borrower or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions attributable to an Indemnified Tax or Other Tax (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications.  (i)  Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, jointly and severally, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the applicable Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent demonstrable manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 Business Days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against a Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or any Borrower, as the case may be, under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments.  Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent.

(e) Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to the applicable Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by such Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver on or before the date such Lender becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant purchases the related participation) to such Borrower and the Administrative Agent duly executed, properly completed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver on or before the date such Lender becomes a party to this

Agreement (or, in the case of a Participant, on or before the date such Participant purchases the related participation) and promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (other than as a result of a CAM Exchange) under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) duly executed, properly completed originals of Internal Revenue Service Form W-8BEN or any successor thereto claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) duly executed, properly completed originals of Internal Revenue Service Form W-8ECI or any successor thereto,

(III) duly executed, properly completed originals of Internal Revenue Service Form W-8IMY or any successor thereto and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed, properly completed originals of  Internal Revenue Service Form W-8BEN, or

(V) duly executed, properly completed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender (except an assignee Lender pursuant to a CAM Exchange under Section 8.04 (in which case any such Lender shall comply with this Section 3.01(e)(iii) to the extent practicable)) shall promptly (A) notify the applicable Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that such Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer if the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

SECTION 3.02. Illegality.  If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans or BA Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate or BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the applicable Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar

Rate Loans or BA Rate Loans or to convert Base Rate Loans or Canadian Base Rate Loans to Eurodollar Rate Loans or Canadian Prime Rate Loans to BA Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans or BA Rate Loans of such Lender to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or BA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or BA Rate Loans.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03. Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a BA Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate or the BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or BA Rate Loan, (c) the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and the BA Rate cannot otherwise be determined in a timely manner in accordance with the definition of “BA Rate”, or (d) the Eurodollar Rate or BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or BA Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the applicable Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans or BA Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, in the amount specified therein.

SECTION 3.04. Increased Costs; Reserves on Eurodollar Rate Loans.  (a)  Increased Costs Generally.  Except for Taxes, which are covered in Section 3.01, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer; or

(ii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans or BA Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan or BA Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the applicable Borrower shall be conclusive absent manifest error.  Each applicable Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that a Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof); provided further that, a Borrower shall not be required to compensate a Lender or an L/C Issuer for increased costs or reductions suffered more than nine months after such Change in Law, except that in the case of any such change having retroactive effect, such period shall be extended until nine months after the Lender becomes aware of such change.

(e) Reserves on Eurodollar Rate Loans.  Each applicable Borrower shall pay to each Appropriate Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided a Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

SECTION 3.05. Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the applicable Borrower;

(c) any assignment of a Eurodollar Rate Loan or BA Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.13; or

(d) the occurrence of a CAM Exchange pursuant to Section 8.04;

but excluding any loss of anticipated profits or and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by each Borrower to the Appropriate Lenders under this Section 3.05, each Appropriate Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.06 Mitigation Obligations; Replacement of Lenders.
(a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Appropriate Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, such Borrower may replace such Lender in accordance with Section 10.13.

SECTION 3.07. Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder was subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or in “pdf” or similar format unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement in sufficient number for distribution to the Administrative Agent, the Collateral Agent and each Borrower;

(ii) a Note executed by each applicable Borrower in favor of each Lender requesting a Note;

(iii) the Intercreditor Agreement duly executed by the Collateral Agent, the Trustee and the Loan Parties;

(iv) the U.S. Guaranty duly executed by Holdings, the Specified U.S. Borrower and each U.S. Subsidiary Guarantor;

(v) (1) the U.S. Security Agreement duly executed by the Administrative Agent, the Collateral Agent and each U.S. Loan Party and (2) the Canadian Security Agreement duly executed by the Administrative Agent, the Collateral Agent and each Canadian Loan Party, in each case together with:

(A) written evidence reasonably satisfactory to the Administrative Agent that certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank have been delivered to the Noteholder Collateral Agent (as defined therein), acting as gratuitous bailee of the Collateral Agent,

(B) proper Financing Statements in form appropriate for filing under the UCC and/or PPSA of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements, and such information shall reveal no material judgments and no Liens on the Collateral except Liens permitted under Section 7.01 hereunder or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Collateral Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E) evidence that all other action that the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements); and

(F) the Perfection Certificate, along with completed Schedules thereto, duly executed by Holdings, the Specified U.S. Borrower and the Canadian Borrower;

provided, that, notwithstanding anything in this Section 4.01(a)(v) to the contrary, solely with respect to any non-U.S. Collateral, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for perfection of such security interests shall not constitute a condition precedent to the availability of the Revolving Credit Facility to the U.S. Borrowers (but shall continue to be conditions precedent to the availability of the Revolving Credit Facility to the Canadian Borrower), and the Loan Parties hereby agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests within 30 days after the Closing Date; provided further that in each case, the Administrative Agent may, in its sole discretion, grant extensions of such time period;

(vi) deeds of trust, trust deeds, deeds to secure debt, and mortgages, in substantially the form of Exhibit H (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the properties listed on Schedule 4.01(a)(vi) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid (junior only to the Liens securing the Senior Secured Notes) and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (together with any of the following (i) a zoning endorsement, (ii) a zoning compliance letter from the applicable municipality or (iii) a zoning report from Planning and Zoning Resources Corporation, in each case satisfactory to the Administrative Agent in its reasonable discretion) and in amounts acceptable to the Administrative Agent in its reasonable discretion (such amount not to exceed the value of the property in cases where tie-in endorsements are available or, if not available, 10% of the value of such property), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated (i) no more than 30 days before the day of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent or (ii) an earlier date together with an affidavit from the applicable Borrower and survey coverage and survey endorsements from title insurers reasonably acceptable to the Administrative Agent), showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than Liens permitted under Section 7.03(h), encroachments and other defects reasonably acceptable to the Administrative Agent; provided that notwithstanding anything in this clause (C) to the contrary, to the extent that the Mortgage Policies for the properties listed on Schedule 4.01(a)(v)(i) hereto include no survey exception without the need to comply with this clause (C), this clause (C) shall not apply with respect to such property,

(D) a favorable opinion of local counsel to the Loan Parties in the states in which the Properties are located, addressed to the Administrative Agent, the Collateral Agent and each Lender, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, substantially in the form of Exhibit J-3 (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel, including changes  to account for local law matters), and with respect to such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request,

(E) evidence of the insurance required by the terms of the Mortgages, and

(F) such other consents, agreements and confirmations of lessors and third parties as the Collateral Agent may reasonably deem necessary or desirable and evidence that all other actions that the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken;

provided, that, notwithstanding anything in this Section 4.01(a)(vi) to the contrary, no mortgages, title insurance policies, surveys or other customary documentation relating to real property Collateral (the “Real Estate Collateral Deliverables”), will be delivered prior to or on the Closing Date and the delivery of such Real Estate Collateral Deliverable shall not constitute a condition precedent to the availability of the Revolving Credit Facility, and the Loan Parties hereby agree to deliver such Real Estate Collateral Deliverable (including related legal opinions as to matters of (i) enforceability and perfection of the Mortgages and any related fixture filings, and (ii) corporate formalities, as the Administrative Agent may reasonably request) within the earlier of 120 days after the Closing Date and the time at which any such real property Collateral secures, or Real Estate Collateral Deliverable is delivered in respect of, the Senior Secured Notes; provided further that in each case, the Administrative Agent may, in its sole discretion, grant extensions of such time period;

(vii) (1) an intellectual property security agreement, in substantially the form of Exhibit B to the U.S. Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “U.S. Intellectual Property Security Agreement”) and (2) an intellectual property security agreement, in substantially the form of Exhibit B to the Canadian Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Canadian Intellectual Property Security Agreement”), duly executed by each U.S. Loan Party and Canadian Loan Party, as applicable, together with evidence that all action that the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the U.S. Intellectual Property Security Agreement and the Canadian Intellectual Property Security Agreement has been taken;

(viii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agents may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(ix) such documents and certifications as the Agents may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(x) a favorable opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties, addressed to the Agents and each Lender, as to the matters set forth in Exhibit J-1 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(xi) a favorable opinion of Bennett Jones LLP, Canadian counsel to the Loan Parties, addressed to the Agents and each Lender, as to the matters set forth in Exhibit J-2 and such other matters concerning the Canadian Loan Parties and the Canadian Loan Documents as the Administrative Agent may reasonably request;

(xii) favorable opinions of local counsel to the Loan Parties in the United States (other than in such jurisdictions as are addressed in Schedule 6.20) addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(xiii) a certificate signed by a Responsible Officer of each of the Specified U.S. Borrower and the Canadian Borrower certifying (A) that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xiv) the Administrative Agent shall have received certification as to the consolidated financial condition and solvency of Holdings and its subsidiaries (after giving effect to the Transaction and the incurrence of indebtedness related thereto), from the chief financial officer of Holdings;

(xv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with endorsements naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral (and the Required Lenders shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties and their subsidiaries); and

(xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lenders or any Lender reasonably may require.

(b) (i) All fees (to the extent invoiced) required to be paid to the Agents (including the fees and expenses of counsel (including any local counsel) for the Agents) and the Bookrunner on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Receipt of all governmental, shareholder and third party consents and approvals necessary in connection with the Transaction and the related financings and other transactions contemplated hereby.

(d) There shall not have occurred since December 31, 2007 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect; provided that neither (i) the Company’s financial results for its fiscal quarter ending March 29, 2008, as disclosed in the March 10-Q nor (ii) any event occurring prior to March 29, 2008 as and to the extent specifically described in the March 10-Q as to which there has been no adverse change in status or effect on the Company from that set forth in the March 10-Q shall be deemed to constitute a Material Adverse Effect; provided further that the March 29, 2008 financial results and such other events may be considered in determining whether a Material Adverse Effect exists in a future period or on a cumulative basis.

(e) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(f) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating the incremental amount of Indebtedness the Specified U.S. Borrower would be permitted to incur on the Closing Date under the 2012 Senior Subordinated Notes Indenture.

(g) The Senior Secured Notes shall have been issued on the terms and conditions set forth in the Senior Secured Notes Offering Memorandum delivered to the Administrative Agent on June 2, 2008 and to the extent not set forth in such offering memorandum, on terms and conditions reasonably satisfactory to the Administrative Agent.

(h) Excess Availability on the Closing Date (after giving effect to the Transaction) shall not be less than $25,000,000.

(i) The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(j) All indebtedness and other amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or substantially simultaneously with the Closing Date shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof and security therefor discharged and released.  After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Revolving Credit Facility, (b) the Senior Secured Notes, (c) the 2012 Senior Subordinated Notes and (d) other Indebtedness permitted hereunder or previously identified to the Bookrunner.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02. Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) (i) The lesser of (A) the Total Borrowing Base and (B) the Revolving Credit Facility, exceeds the Outstanding Amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations at such time, after giving effect to such Credit Extension, (ii) the lesser of (A) the U.S. Borrowing Base and (B) the U.S. Revolving Credit Facility, exceeds the Outstanding Amount of the U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Obligations at such time, after giving effect to such Credit Extension and (iii) the lesser of (A) the Canadian Borrowing Base and (B) the Canadian Revolving Credit Facility, exceeds the Outstanding Amount of the Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Obligations at such time, after giving effect to such Credit Extension.

(e) The making of such Credit Extension shall not cause the Borrower to be in default under the covenants (including the restrictions on liens and debt) contained in any document evidencing Junior Financing and each document evidencing Indebtedness incurred pursuant to Section 7.03(a), (b), (c) or (e).

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each of Holdings and each Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except in each case referred to in clause (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment  to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent (which filings are disclosed in the Perfection Certificate) or (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

SECTION 5.04. Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2007 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by Holdings or any of its consolidated Subsidiaries of any material part of the business or property of Holdings and its consolidated Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Holdings and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.  From December 31, 2007 to the Closing Date, except as set forth on Schedule 5.05 to the Original Credit Agreement, Holdings and its Subsidiaries have not incurred any material Indebtedness or other liabilities, direct or contingent, that, in accordance with GAAP, would be required to be disclosed in Holdings’ financial statements.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated March 29, 2008, and the related consolidated statements of income or operations, stockholder’s investment and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied through the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.

(d) The consolidated forecasted balance sheets, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.

SECTION 5.06. Litigation.  Except as set forth on Schedule 5.06 to the Original Credit Agreement, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. No Default.  None of Holdings, the Specified U.S. Borrower or any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Ownership of Property; Liens.  (a)  Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01.

(b) Set forth on Schedule 5.08(b) to the Original Credit Agreement is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries located in the United States or Canada, as of the Closing Date, showing as of the Closing Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner.

(c) Set forth on Schedule 5.08(c) to the Original Credit Agreement is a complete and accurate list of all material leases of domestic and Canadian real property located in the U.S. or Canada under which any Loan Party or any of its Subsidiaries is the lessee as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction (to the extent available), state, lessor and lessee.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

SECTION 5.09. Environmental Compliance.  Except as specifically disclosed on Schedule 5.09 to the Original Credit Agreement.

(a) Each Loan Party and each of its Subsidiaries, and each Subsidiary of their operations and properties is, and for the past three years, has been, in compliance with all applicable Environmental Laws except to the extent any non-compliance could not reasonably be expected to result in a material liability.

(b) Except as could not reasonably be expected to result in a material liability, there are no pending actions, claims, notices of violation or potential responsibility, or proceedings alleging liability under or non-compliance with any Environmental Law on the part of any Loan Party or any of its Subsidiaries.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of any Loan Party formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or to the knowledge of any Loan Party proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial, municipal or local list; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries in each case, that would reasonably be expected to result in a material liability; (iii) there is no asbestos or asbestos-containing material in friable form or condition on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been Released on, under or from any property currently or, to their knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries except for such releases, discharges or disposal that were in material compliance with Environmental Laws.

(d) None of the properties of the Loan Parties contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of or (ii) could give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at, on, under or from any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigations, assessments, responses or other actions that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) Except as disclosed on Schedule 5.09 to the Original Credit Agreement, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which would not reasonably expected to result in a Material Adverse Effect.

SECTION 5.10. Insurance.  The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Specified U.S. Borrower and its Subsidiaries) with such deductibles and covering such risks as are customarily carried by prudent companies engaged in similar businesses and owning similar properties in localities where each Loan Party or the applicable Subsidiary operates and as required by Sections 6.07 and 6.18.

SECTION 5.11 Taxes.  Each Loan Party and its Subsidiaries have filed all federal and material provincial and material state, territorial, foreign and other material tax returns and reports required to be filed, and have paid all federal and material provincial and material state, territorial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than 45 days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.12. ERISA Compliance.  (a)  Except as could not reasonably be expected to result in a material liability to the Borrowers, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state Laws.  Except as could not reasonably be expected to result in a material liability to the Borrowers, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Except as could not reasonably be expected to result in a material liability to the Borrowers, each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred within the prior 2 years or, to the knowledge of the Borrowers, is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability)

under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vi) the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of all such underfunded Pension Plans; except, with respect to each of the foregoing clauses of this Section 5.12(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable Governmental Authorities, and neither the Specified U.S. Borrower nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.13. Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Schedule 5.13 to the Original Credit Agreement, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) Liens securing the Senior Secured Notes and (iii) any nonconsensual Lien that is permitted under Section 7.01.  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13 to the Original Credit Agreement.

SECTION 5.14. Margin Regulations; Investment Company Act.  (a)  The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no Credit Extension will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Holdings and the Borrowers do not own any margin stock.

(b) None of Holdings, the Specified U.S. Borrower, any Person Controlling Holdings, the Specified U.S. Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.15. Disclosure.  No report, financial statement, certificate or other information (including, without limitation, the Information Memorandum) furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and the Specified U.S. Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.16 Compliance with Laws.  Each Loan Party and its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.17. Intellectual Property; Licenses, Etc.  Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, without, to the knowledge of the Borrowers, conflict with the rights of any other Person, except to the extent such conflicts or failures to own or possess such rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.18 Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

SECTION 5.19 Casualty, Etc.  Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.20. Perfection, Etc.  All filings and other actions necessary or desirable to perfect and protect the Liens in the Collateral created under the Collateral Documents and to render such Liens opposable to third parties have been or will be, during the periods required by the Loan Documents, duly made or taken and are in full force and effect, and the Collateral Documents are effective to create in favor of (i) the Collateral Agent for the benefit of the Secured Parties and (ii) the Collateral Agent for the benefit of the Canadian Secured Parties, a valid and, together with such filings and other actions, perfected first priority Lien in the U.S. Collateral and the Canadian Collateral, respectively, securing the payment of the Secured Obligations (in the case of the U.S. Collateral) and the Canadian Obligations (in the case of the Canadian Collateral), subject to Liens permitted by Section 7.01.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created under the Loan Documents and permitted by Section 7.01.

SECTION 5.21. Senior Debt.  The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the 2012 Senior Subordinated Notes Indenture.

SECTION 5.22. Tax Shelter Regulations.  The Specified U.S. Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Specified U.S. Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  If the Specified U.S. Borrower so notifies the Administrative Agent, the Specified U.S. Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, may maintain the lists and other records required by such Treasury Regulation.

SECTION 5.23. Anti-Terrorism Law.  (a)  No Loan Party and, to the knowledge of the Borrowers, none of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 or the Proceeds of Crime (Money-Laundering) and Terrorist Financing Act (Canada).

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign Governmental Authority.

(c) No Loan Party and, to the knowledge of the Borrowers, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 5.24 Accounts.  Without limiting the provisions of Section 5.15 or the statements contained in any Borrowing Base Certificate, each Borrower hereby represents and warrants that the statements in each Borrowing Base Certificate are or will be when such Borrowing Base Certificate is delivered true and correct in all material respects.  The Agents may rely, in determining which Accounts are Eligible Receivables, on all statements and representations made by the Borrowers with respect thereto.  Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Receivable in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to the Administrative Agent on request;

(d) it is not subject to any offset, Lien (other than the Collateral Agent’s Lien and the Trustee’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business and disclosed to the Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to the Administrative Agent (regardless of whether, under the UCC or the PPSA, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder; and

(g) to the best of each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

SECTION 5.25. Canadian Pension Plans.  Except as could not reasonably be expected to result in a material liability to the Borrowers, the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status.  All material obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and Canadian Benefit Plans and any funding agreements therefor have been performed in a timely fashion, except where (i) the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) no Lien (other than Liens permitted pursuant to Section 7.01) is created thereby.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans by any Loan Party or its Affiliates except where such withdrawals or applications could not reasonably be expected to have a Material Adverse Effect.  There are no material outstanding disputes involving any Loan Party or its Affiliates concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans except where such disputes could not reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected to result in a material liability to the Borrowers, each of the Canadian Pension Plans was fully funded on a solvency basis as of the date of the most recent actuarial valuations filed with Government Authorities.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent indemnification obligation as to which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Specified U.S. Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

SECTION 6.01. Financial Statements; Borrowing Base.  Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings (or, if earlier, the date on which Holdings’ Form 10-K would be required to be filed with the SEC (after giving effect to any extension)), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholder’s investment, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings (or, if earlier, the date on which Holdings’ 10-Q would be required to be filed with the SEC (after giving effect to any extension)), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders’ investment, and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) at the time of delivery of the financial statements provided for in Sections 6.01(a) and (b) above, a management’s discussion and analysis of the financial condition and results of operation for such fiscal quarter or fiscal year, as the case may be, as compared to the previous fiscal period; provided that a copy of Holdings’ Form 10-K or Form 10-Q for the applicable period shall be deemed to satisfy such requirement;

(d) as soon as available, but in any event within forty-five (45) days after the end of each of the first 11 months of each fiscal year of Holdings, a monthly summary income statement including revenue, gross profit and EBITDA (calculated in a manner reasonably consistent with the definition of Consolidated EBITDA) of Holdings and its Subsidiaries on a consolidated basis as of the end of such month;

(e) as soon as available, but in any event no later than 60 days after the end of each fiscal year, forecasts prepared by management of Holdings, of consolidated balance sheets, income statements and cash flow statements of Holdings and its Subsidiaries.  All forecasts delivered hereunder shall be prepared on an annual basis for the fiscal year following such fiscal year then ended);

(f) (i) with respect to the Initial Borrowing Base Certificate, on or before August 15, 2008 and (ii) thereafter, on or before the 15th Business Day after the end of each fiscal month of Holdings (which monthly Borrowing Base Certificate shall be furnished regardless of whether weekly Borrowing Base Certificates are required to be furnished pursuant to the second succeeding sentence), the Borrower Agent shall deliver to the Agents (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate in respect of each of the U.S. Borrowing Base and the Canadian Borrowing Base, prepared as of the close of business of the previous month.  All calculations of Excess Availability in any Borrowing Base Certificate shall originally be made by the Borrowers and certified by a Responsible Officer of each of the Specified U.S. Borrower and the Canadian Borrower, provided that the Agents may from time to time review and adjust any such calculation in their Credit Judgment to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.  Upon the occurrence and during the continuation of a Cash Dominion Event, the Borrowers shall deliver to Agents a weekly Borrowing Base Certificate within three (3) Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), updated as of the close of business on the last Business Day of the immediately preceding calendar week (it being understood that inventory amounts shown in such Borrowing Base Certificate will be based on the inventory amount for the most recently ended month) unless the Agents otherwise agree.  Borrowing Base Certificates shall be delivered with such supporting documentation and additional reports with respect to the U.S. Borrowing Base and the Canadian Borrowing Base as the Agents shall reasonably request.

SECTION 6.02. Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of U.S. Borrower   including, during each Covenant Trigger Event, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b);

(c) promptly after the same are available, (i) copies of each annual report, proxy statement, (ii) copies of all annual, regular, periodic and special reports and registration statements which the Specified U.S. Borrower or Holdings may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and (iii) a copy of any final “management letter” received by any Loan Party from its certified public accountants identifying any significant deficiencies in the design or operation of internal controls which could materially adversely affect Holdings’ ability to record, process, summarize and report financial data, and the management’s responses thereto (provided that such disclosure by Holdings is authorized by such accountants (and Holdings agrees to request that such certified public accountants permit such disclosure));

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) from, or statements or reports furnished to, any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Junior Financing Documentation or the Senior Secured Notes in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(f) promptly after the assertion or occurrence thereof, notice of any occurrence, event or action that could result in a material Environmental Liability on the part of any Loan Party or any of its Subsidiaries or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit;

(g) concurrently with any delivery of financial statements under Section 6.01(a), a certificate of a Responsible Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(h) promptly after U.S. Borrower has notified the Administrative Agent of any intention by U.S. Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(i) promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(j) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Bookrunner will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunner, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Bookrunner shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 6.03. Notices.  Promptly after obtaining knowledge thereof notify the Administrative Agent for further distribution to each Lender:

(a) of the occurrence of any Default or Event of Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding materially affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of material IP Rights, or (iv) the occurrence of any ERISA Event or similar event with respect to a Foreign Plan.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Specified U.S. Borrower setting forth details of the occurrence referred to therein and stating what action the Specified U.S. Borrower or other applicable Loan Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 6.04. Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities, including (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property, unless such claims would not become a Lien on the Collateral and the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Specified Borrowers or such Subsidiary; and (c) all Indebtedness in excess of the Threshold Amount, as and when due and payable (after giving effect to any applicable grace periods), but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 6.05. Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, other than with respect to Holdings’ and the Specified U.S. Borrower’s existence, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks and service marks, the non-preservation of which individually could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06. Maintenance of Properties.  (a)  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07. Maintenance of Insurance.  Maintain (a) with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Specified U.S. Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (b) without limitation to the foregoing, the insurance arrangements in respect of the Collateral required by the Security Agreements.  If any portion of any real property subject to any Mortgage is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the applicable Loan Party (or its relevant Subsidiary) shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

SECTION 6.08. Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Specified U.S. Borrower or such Subsidiary, as the case may be.

SECTION 6.10. Inspections; Appraisals.  (a)  Permit the Agents from time to time, subject (except when an Event of Default has occurred and is continuing) to reasonable notice and normal business hours, to visit and inspect the properties of any Borrower or Subsidiary, inspect, audit and make extracts from Holdings’, any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants Holdings’ or such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither the Agents nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower.  Borrowers acknowledge that all inspections, appraisals and reports are prepared by the Agents and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse the Agents for all charges, costs and expenses of the Agents in connection with (i) field examinations, verifications and evaluations of any Loan Party’s books and records or any other financial or Collateral matters as the Agents deem appropriate, up to twice per fiscal year; and (ii) appraisals of Inventory up to twice per fiscal year (or, in each case with respect to clauses (i) and (ii) three times per fiscal year if the third audit and/or appraisal occurs during a period when Excess Availability is less than 25% of the Total Borrowing Base); provided, however, that if a field examination or appraisal is initiated while an Event of Default has occurred and is continuing, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits; provided further that the limitations on the number of examinations and appraisals in a fiscal year shall be without giving effect to examinations and appraisals in connection with the Required Audit and Appraisal.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay any Agent’s then standard charges for each day that an employee of such Agent or its branches or Affiliates is engaged in any examination activities, and shall pay the standard charges of such Agent’s internal appraisal group.  This Section shall not be construed to limit the Agents’ right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

SECTION 6.11. Use of Proceeds.  The Borrowers will use the proceeds of each Credit Extension for general corporate purposes not in contravention of any Law or of any Loan Document.

SECTION 6.12. Covenant to Guarantee Obligations and Give Security.
(a)  Upon the formation or acquisition of any new direct or indirect Subsidiaries (other than Excluded Subsidiaries) by any U.S. Loan Party or upon any Domestic Subsidiary ceasing to meet the definition of an Excluded Subsidiary or upon the acquisition of any Material Real Estate, or, subject to the terms of the Intercreditor Agreement, upon the granting of any Lien to secure the Senior Secured Notes (in which case if the assets covered thereby do not constitute ABL Priority Collateral the provisions of this Section shall be deemed to refer to a second-priority security interest junior to the Lien securing the Senior Secured Notes on the terms set forth in the Intercreditor Agreement), the Borrower Agent shall promptly notify the Administrative Agent thereof and if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, then the applicable Loan Parties shall, in each case at the applicable Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary or upon any Domestic Subsidiary which was an Excluded Subsidiary ceasing for any reason to meet the definition thereof, within thirty (30) days after such formation, acquisition, or change of status or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) subject to Section 6.12(c), deliver all certificates representing the Pledged Equity of each such Subsidiary owned by a U.S. Loan Party, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, and all instruments evidencing the Pledged Debt of each such Subsidiary owned by a U.S. Loan Party, indorsed in blank to the Collateral Agent, together with, if requested by the Agents, supplements to the U.S. Security Agreement with respect to the pledge of any Equity Interests or Indebtedness; provided that only 65% of Equity Interests of any Foreign Subsidiary owned by a U.S. Loan Party shall be required to be pledged as Collateral if such Foreign Subsidiary is a “controlled foreign corporation” for U.S. federal income tax purposes,

(ii) within ten (10) Business Days after such request, formation or acquisition, or such longer period as the Administrative Agent may agree in its sole discretion, furnish to the Administrative Agent a Perfection Certificate Supplement,

(iii) within thirty (30) days (or, in the case of IP Security Agreement Supplements, 45 days) after such request, formation or acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to duly execute and deliver, to the Collateral Agent Mortgages encumbering Material Real Estate, Security Agreement Supplements, IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the U.S. Security Agreement,  IP Security Agreement and Mortgages), securing payment of all the Obligations and constituting Liens on all such properties,

(iv) within thirty (30) days (or, in the case of IP Security Agreement Supplements, 45 days) after such request, formation, acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to take, whatever action (including, without limitation, the recording of Mortgages on Material Real Estate, the filing of UCC or PPSA financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates and the delivery of fully-executed Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages on Material Real Estate, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within thirty (30) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree in its sole discretion, deliver to the Administrative Agent, signed copies of opinions, addressed to the Agents and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request,

(vi) as promptly as practicable after the request of the Administrative Agent, to the Administrative Agent with respect to each parcel of real property on which Mortgages on Material Real Estate that is the subject of such request, title insurance in scope, form and substance reasonably satisfactory to the applicable Agents and, to the extent available, land surveys and environmental assessment reports, and

(b) Upon the formation or acquisition of any new direct or indirect Subsidiaries that are Canadian Subsidiaries (other than Excluded Subsidiaries) by any Canadian Loan Party or upon the acquisition of any Canadian Loan Party, the Canadian Borrower shall promptly notify the Administrative Agent thereof and the Canadian Borrower shall, subject to applicable laws, in each case, at the Canadian Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary that is not an Excluded Subsidiary, within thirty (30) days after such formation, acquisition or change of status or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a (ii) guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Canadian Loan Parties’ obligations under the Loan Documents, and (B) subject to Section 6.12(c), deliver all certificates representing the Pledged Interests of each such Subsidiary owned by a Canadian Loan Party, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, and all instruments evidencing the Pledged Debt of each such Subsidiary owned by a Canadian Loan Party, indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Canadian Security Agreement with respect to the pledge of any Equity Interests or Indebtedness,

(ii) within ten (10) days after such request, formation or acquisition, or such longer period as the Administrative Agent may agree in its sole discretion, furnish to each Administrative Agent a Perfection Certificate Supplement,

(iii) within thirty (30) days (or, in the case of IP Security Agreement Supplements, 45 days) after such request, formation or acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, duly execute and deliver (if it has not already done so), and cause each such Subsidiary that is a Canadian Subsidiary to duly execute and deliver, to the Collateral Agent Mortgages encumbering Material Real Estate, new Canadian Security Agreements and/or Canadian Security Agreement Supplements, IP Security Agreement Supplements and other security agreements charging a Lien in such Subsidiaries’ assets, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Canadian Security Agreement, IP Security Agreement and Mortgages), securing payment of all the Canadian Obligations under the Loan Documents and constituting Liens on all such properties,

(iv) within thirty (30) days (or, in the case of IP Security Agreement Supplements, 45 days) after such request, formation, acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is a Canadian Subsidiary or such parent to take (if it has not already done so), whatever action (including, without limitation, the recording of Mortgages on Material Real Estate, the filing of PPSA or UCC financing statements and other similar filings in all applicable jurisdictions, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates and the delivery of fully-executed Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the assets purported to be subject to the Mortgages on Material Real Estate, the Canadian Security Agreement Supplements, IP Security Agreement Supplements and other security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(v) within thirty (30) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree in its sole discretion, deliver to the Administrative Agent signed copies of opinions, addressed to the Agents and the other Canadian Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request;

(c) At any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agents in their reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.

(d) Notwithstanding the foregoing, (x) the Collateral Agent shall not perfect its Lien in any assets (other than (1) ABL Priority Collateral and (2) Noteholder Priority Collateral that secures the Senior Secured Notes) as to which the Agents and the Borrowers agree that the cost of perfecting such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Secured Parties of the security afforded thereby and (y) the Loan Parties shall not be required to take any action to pledge any Equity Interests of a Foreign Subsidiary unless such Foreign Subsidiary (i) is pledged to secure the Senior Secured Notes or (ii) has either (A) gross revenues (on a consolidated basis with its Subsidiaries) for the most recently ended period of four consecutive fiscal quarters equal to or greater than 2.5% of the consolidated gross revenues of Holdings and its Subsidiaries for such period or (B) total assets (on a consolidated basis with its Subsidiaries) at the end of the most recently completed fiscal quarter equal to or greater than 2.5% of consolidated total assets of Holdings and its Subsidiaries as at such date (any such Subsidiary, a “Material Foreign Subsidiary”).

SECTION 6.13. Compliance with Environmental Laws.  (a)  Except, in each case, to the extent that the failure to do so could not reasonably be expected to result in a material liability, comply, and take all commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

(b) If a Default caused by reason of a breach of Section 5.09 or Section 6.13(a) shall have occurred and be continuing for more than 20 days without the Borrowers and their Subsidiaries commencing activities reasonably appropriate to cure such Default or contest, in good faith, the asserted basis for such Event of Default, at the written request of the Administrative Agent, provide to the Lenders within 45 days after such request, or within 90 days if soil and/or ground water sampling is appropriate, at the expense of the Loan Party, an environmental assessment report for any property owned or operated by any Borrower or any of its Subsidiaries, including, where appropriate, any soil and/or groundwater sampling, reasonably relating to any matters that are the subject of such Default, prepared by an environmental consulting firm of the Borrowers’ reasonable selection and, in form and substance, reasonably acceptable to the Administrative Agent, indicating as relevant the presence or absence of Hazardous Materials and the estimated cost to address any non-compliance with or conduct any response or other corrective action with respect to such Hazardous Material required under any Environmental Law.

SECTION 6.14. Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder or (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document, and cause each of its Subsidiaries to do so.

SECTION 6.15. Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property of the Loan Parties material to the business of the Loan Parties, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any receipt of any notice of material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such material default, and cause each of its Subsidiaries to do so, except, in any case, (a) where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect or (b) for terminations, lapses and amendments in the ordinary course of business.

SECTION 6.16. Designation as Senior Debt.  Designate all Obligations as “Designated Senior Debt” or the equivalent designation under, and as defined in, all Junior Financing Documentation.

SECTION 6.17. Collateral Administration.  (a)  Administration of Accounts.  (i)  Records and Schedules of Accounts.  Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request.  The Borrower Agent shall also provide to the Administrative Agent, on or before the 15th Business Day of each month, a detailed aged trial balance of all Loan Party Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Administrative Agent may reasonably request.  If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Receivables, the Borrower Agent shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof.

(ii) Taxes.  If an Account of any Loan Party includes a charge for any Taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party and to charge the Borrowers therefor; provided, however, that neither the Administrative Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

(iii) Account Verification.  Whether or not a Default or Event of Default or a Cash Dominion Event exists, the Agents shall have the right at any time, in the name of such Agent, any designee of such Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise.  The Loan Parties shall cooperate fully with the Agents in an effort to facilitate and promptly conclude any such verification process.

(iv) Maintenance of Accounts.  The Loan Parties shall maintain one or more Dominion Accounts, each pursuant to a lockbox or other arrangement acceptable to the Agents, with such banks as may be selected by applicable Loan Parties and be reasonably acceptable to Agents.  The Loan Parties shall enter into Deposit Account Control Agreements with each bank at which a Deposit Account (other than an Excluded Account) is maintained by which such bank shall, upon notice from the Collateral Agent of the occurrence and continuation of a Cash Dominion Event or an Event of Default, immediately transfer to the U.S. Payment Account all monies deposited to a Dominion Account constituting proceeds of U.S. Collateral and to the Canadian Payment Account all monies deposited to a Dominion Account constituting proceeds of Canadian Collateral.  All funds deposited in each Dominion Account shall be subject to the Collateral Agent’s Lien.  The Loan Parties shall obtain the agreement (in favor of and in form and content reasonably satisfactory to the Administrative Agent) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account.  None of the Agents nor the Lenders shall assume any responsibility, absent gross negligence and wilfull misconduct, to any Loan Party for such lockbox arrangement or, upon the occurrence and during the continuation of a Cash Dominion Event or Event of Default, any Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(v) Collection of Accounts; Proceeds of Collateral.  All Payment Items received by any Loan Party in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Loan Party as trustee of an express trust for the Collateral Agent’s benefit; such Loan Party shall immediately deposit same in kind in a Dominion Account for application to the applicable Obligations in accordance with the terms of this Agreement and the applicable Security Agreement.  The Collateral Agent retains the right at all times that a Default or an Event of Default exists to notify Account Debtors of any Loan Party that Accounts have been assigned to the Collateral Agent and to collect Accounts directly in its own name and to charge to the Borrowers the collection costs and expenses incurred by the Collateral Agent or Lenders, including reasonable attorneys’ fees.  Upon the occurrence and during the continuation of a Cash Dominion Event or an Event of Default, all monies properly deposited in the U.S. Payment Account shall be deemed to be voluntary prepayments of U.S. Obligations and applied to reduce outstanding Obligations and all monies properly deposited in the Canadian Payment Account shall be deemed to be voluntary prepayments of Canadian Obligations and applied to reduce outstanding Canadian Obligations.

(vi) Asset Sales Proceeds Accounts.  None of Holdings, the Specified U.S. Borrower or any of its Subsidiaries shall deposit any funds or credit any amounts into any “Asset Sales Proceeds Account” (as defined in the Intercreditor Agreement), other than proceeds of Noteholder Priority Collateral.

(b) Administration of Inventory.  (i)  Records and Reports of Inventory.  Each Loan Party shall keep accurate and complete records of its Inventory, including costs and withdrawals and additions, and shall submit to the Agents inventory and reconciliation reports in form reasonably satisfactory to the Agents, on such periodic basis as the Agents may request.  Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Agents when an Event of Default exists) and/or periodic cycle counts consistent with historical practices, and shall provide to the Agents a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Agents may request.  The Agents may participate in and observe each physical count.

(ii) Returns of Inventory.  No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) the Agents are promptly notified if the aggregate value of all Inventory returned in any month exceeds $3,500,000.

(iii) Acquisition, Sale and Maintenance.  The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

SECTION 6.18. Maintenance of Cash Management System.  (a)  The applicable schedule to the Perfection Certificate sets forth all Deposit Accounts maintained by the Loan Parties, including all Dominion Accounts.  On or prior to the date that is 60 days after the Closing Date, or such later date as may be agreed by the Agents in their sole discretion, each Loan Party shall take all actions necessary to establish the Collateral Agent’s control of and Lien on each such Deposit Account (other than an Excluded Account).  Each Loan Party shall be the sole account holder of each Deposit Account (other than an Excluded Account) and shall not allow any other Person (other than the Administrative Agent) to have control over or a Lien on a Deposit Account (other than an Excluded Account) or any property deposited therein.

(b) Within sixty (60) days after the Closing Date, or such later date as may be agreed to by the Agents in their sole discretion, the Loan Parties shall have delivered to the Collateral Agent Deposit Account Control Agreements, Securities Account Control Agreements and Commodities Account Control Agreements for all of the Deposit Accounts, Securities Accounts and Commodities Accounts, respectively, of the Loan Parties (other than Excluded Accounts), duly executed by each applicable Loan Party and the applicable depositary bank or securities intermediary.

(c) Upon the occurrence and during the continuation of a Cash Dominion Event, the Loan Parties shall cause any and all funds and financial assets held in or credited to each deposit account and each securities account to be swept into the Payment Account on a daily basis (or at other frequencies as agreed by the Collateral Agent).

SECTION 6.19. Collateral Audit.  The Loan Parties shall cause the Required Audit and Appraisal to be completed within 45 days after the Closing Date or such later date as may be agreed by the Agents in their sole discretion.  In connection with the Required Audit and Appraisal, Holdings and the Specified U.S. Borrower shall cooperate in a manner reasonably satisfactory to the Agents, including by providing access to its assets and the assets of its Subsidiaries.

SECTION 6.20. Post-Closing Matters.  The Loan Parties shall have taken, or shall have caused to be taken, each action set forth on Schedule 6.20 to the Original Credit Agreement within the time period set forth on Schedule 6.20 to the Original Credit Agreement for such action; provided that, the Administrative Agent shall be permitted to grant extensions of the time periods set forth thereon in its sole discretion.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent indemnification obligation as to which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and each Borrower shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly:

SECTION 7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the UCC, the PPSA, the Civil Code of Quebec or similar law of any jurisdiction a financing statement or similar filing or registration that names Holdings, the Borrowers or any of their respective Subsidiaries as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or similar filing or registration, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens securing the Senior Secured Notes, subject to the terms of the Intercreditor Agreement;

(c) Liens existing on the Closing Date and listed on Schedule 7.01 to the Original Credit Agreement and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) the renewal, extension, refinancing or replacements of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(d) Liens for Taxes, assessments or governmental charges which are not required to be paid pursuant to Section 6.04;

(e) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, processors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(f) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or in respect of Canadian Pension Plans and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Specified U.S. Borrower or any of its Subsidiaries;

(g) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and not in connection with Indebtedness for money borrowed;

(h) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) and not yet required to be paid pursuant to Section 6.04;

(j) Liens securing Indebtedness permitted under Section 7.03(h); provided that (i) such Liens attach concurrently with or within one hundred eighty (180) days after the acquisition, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender on customary terms;

(k) leases, licenses, subleases or sublicenses in respect of real property granted to others in the ordinary course of business and not interfering in any material respect with the business of Holdings, the Specified U.S. Borrower or any of its Subsidiaries;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Specified U.S. Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Specified U.S. Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Specified U.S. Borrower or any Subsidiary in the ordinary course of business;

(n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(h) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(o) Liens on property of any Foreign Subsidiary (other than a Canadian Subsidiary) securing Indebtedness of such Foreign Subsidiary to the extent permitted under Section 7.03(i);

(p) Liens in favor of Holdings, the Specified U.S. Borrower or a Subsidiary of the Specified U.S. Borrower securing Indebtedness permitted under Section 7.03(g); provided that if such Liens are on any property of a U.S. Loan Party, such Liens are in favor of a U.S. Loan Party and if such Liens are on any property of a Canadian Loan Party, such Liens are in favor of a Loan Party;

(q) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(h) or Section 7.03(r) (and is permitted to be secured);

(r) Liens not extending to any ABL Priority Collateral or Canadian Collateral arising from precautionary UCC or PPSA financing statement (or the foreign equivalent thereof) filings regarding operating leases entered into by a U.S. Borrower or any of its Subsidiaries as lessees in the ordinary course of business;

(s) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement in the ordinary course of business permitted by this Agreement;

(t) Liens not extending to any ABL Priority Collateral or Canadian Collateral arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Specified U.S. Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(u) Liens not extending to any ABL Priority Collateral or Canadian Collateral encumbering reasonable customary initial deposits and margin deposits and similar

(x)  Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v) Permitted Encumbrances;

(w) other Liens securing Indebtedness and other obligations outstanding in an aggregate principal amount not to exceed $10,000,000 (none of which shall be secured by

(x)  Liens on the ABL Priority Collateral or the Canadian Collateral); and  Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02.

SECTION 7.02. Investments.  Make or hold any Investments, except:

(a) Investments held by Holdings, the Specified U.S. Borrower or any Subsidiary in Cash Equivalents;

(b) loans or advances to officers, directors and employees of Holdings, the Specified U.S. Borrower and any Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(c) Investments (i) by the Specified U.S. Borrower or any of its Subsidiaries in any U.S. Loan Party, (ii) by any Canadian Loan Party (x) in any other Canadian Loan Party and (y) in any Foreign Subsidiary that is a Subsidiary but not a Loan Party in an amount not to exceed $2,500,000 at any time outstanding, (iii) by any Subsidiary that is not a Loan Party in any other such Subsidiary, (iv) by the Specified U.S. Borrower or any Subsidiary that is a Loan Party in any Subsidiary that is not a U.S. Loan Party in an aggregate amount not to exceed $2,500,000 at any time outstanding and (v) by the Specified U.S. Borrower or any Subsidiary in any Foreign Subsidiary consisting of (A) the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Specified U.S. Borrower or such Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Subsidiary to which such contribution is made, provided that if such Equity Interests are of a Canadian Loan Party, such contribution is to a Canadian Loan Party; or (B) the exchange of Equity Interests in any Foreign Subsidiary for Indebtedness of such Foreign Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(e) [Reserved].

(f) Investments existing on the Closing Date and set forth on Schedule 7.02 to the Original Credit Agreement and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or all of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Specified U.S. Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(h) (each, a “Permitted Acquisition”):

(A) each applicable Loan Party and any such newly created or acquired Subsidiary shall comply with the applicable requirements of Section 6.12;

(B) the board of directors of such acquired Person or its selling equity holders in existence at the time such purchase or acquisition is commenced shall have approved such purchase or other acquisition;

(C) immediately before and immediately after giving effect to any such purchase or other acquisition, (1) no Default shall have occurred and be continuing, (2) Excess Availability shall exceed 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments (or, in the case of a Tuck-in Acquisition, 15% of the lesser of the Total Borrowing Base and the Aggregate Commitments) and (3) unless such acquisition is a Tuck-in Acquisition, the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time);

(D) the Specified U.S. Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least one (1) Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(E) except to the extent the purchase price therefor is paid by a Foreign Subsidiary, the fair market value of all property acquired in Permitted Acquisitions which is contributed to or owned by Subsidiaries that are not U.S. Loan Parties shall be deemed to be an Investment permitted only to the extent made pursuant to Section 7.02(c)(iv).

Notwithstanding anything to the contrary herein, unless the Agents shall otherwise agree in their sole discretion, no Inventory or Accounts acquired in a Permitted Acquisition shall be included in the Borrowing Base until the Agents have completed a field audit and inventory appraisal in scope and with results satisfactory to them and until the Agents shall have received duly executed Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements with respect to the bank accounts, securities accounts and commodities accounts of the acquired businesses.

(i) Investments that U.S. Borrower has elected to be treated as Restricted Payments that are permitted by Section 7.06;

(j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements with Persons other than Holdings, the Specified U.S. Borrower and its Subsidiaries in the ordinary course of business;

(m) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 7.06;

(n) other Investments so long as immediately before and immediately after giving effect to any such Investment, (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall exceed 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments  and (iii) the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) and shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating such compliance; and

(o) other Investments in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.

SECTION 7.03. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of the Specified U.S. Borrower and the U.S. Subsidiary Guarantors, the 2012 Senior Subordinated Notes;

(b) in the case of the Specified U.S. Borrower and the U.S. Subsidiary Guarantors, the Senior Secured Notes in an aggregate principal amount not to exceed $700,000,000 and any Permitted Refinancings thereof;

(c) in the case of the Loan Parties, Permitted Subordinated Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that the Loan Parties may incur additional Permitted Subordinated Indebtedness as long as immediately after giving effect thereto, (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall be more than 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments and (iii) the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) as if such Indebtedness were incurred on the first day of the relevant Measurement Period;

(d) Indebtedness of the Loan Parties under the Loan Documents;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(e) to the Original Credit Agreement and any modifications, refinancings, refundings, renewals, replacements or extensions thereof; provided that (A) the amount of such Indebtedness is not increased at the time of such modification, refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or as otherwise permitted pursuant to this Section 7.03, and (B) the terms and conditions (including, if applicable, as to collateral and subordination) of any such modified, extending, refunding or refinancing Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, extended, refunded or refinanced;

(f) Guarantees of the Specified U.S. Borrower and its Subsidiaries in respect of Indebtedness of the Specified U.S. Borrower or such Subsidiary otherwise permitted under this Section 7.03(f); provided that (i) if such Guarantee is a Guarantee of Indebtedness of a U.S. Loan Party by any Subsidiary, such Subsidiary is a U.S. Loan Party or such Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the U.S. Guaranty, (ii) if such Guarantee is a Guarantee of Indebtedness of a Canadian Loan Party by any Subsidiary, such Subsidiary is a Loan Party or such Subsidiary shall have also provided a Guarantee of the Canadian Obligations substantially on the terms set forth in the Canadian Guarantee, (iii) if such Guarantee is of Indebtedness of a Subsidiary that is not a U.S. Loan Party, such Guarantee shall be deemed to be an Investment under Section 7.02 and (iv) if such Indebtedness is subordinated to the Obligations, such Guarantee shall be also be subordinated to the Obligations on terms no less favorable to the Lenders;

(g) Indebtedness of (A) any U.S. Loan Party owing to any other U.S. Loan Party, (B) any Canadian Loan Party owing to any other Loan Party, (C) any Subsidiary that is not a Loan Party owing to (1) any other Subsidiary that is not a Loan Party or (2) Holdings or a Loan Party in respect of an Investment permitted under Section 7.02(c) or (n), and (D) any Loan Party owing to any Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party in this clause (v)(D) must be expressly subordinated to the Obligations or the Canadian Obligations on the terms set forth in the Guaranties, as applicable and be represented by the Intercompany Note;

(h) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(i) Indebtedness of Foreign Subsidiaries (other than Canadian Subsidiaries) in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $2,500,000;

(j) Indebtedness in respect of Swap Contracts designed to hedge against foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes or in respect of interest rates;

(k) unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or Ply Gem Prime Holdings, Inc. permitted by Section 7.06;

(l) unsecured Indebtedness incurred by the Specified U.S. Borrower or its Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for customary adjustments of the purchase price;

(m) Cash Management Obligations and other Indebtedness in respect of endorsements for collection or deposit, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts provided that such Indebtedness is extinguished within ten Business Days after its incurrence;

(n) unsecured Indebtedness of the Specified U.S. Borrower and its Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(o) Indebtedness consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements and (C) customary indemnification obligations, in each case, incurred in the ordinary course of business and not in connection with debt for money borrowed;

(p) Indebtedness incurred by the Specified U.S. Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(q) obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Specified U.S. Borrower or any of its Subsidiaries or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business consistent with past practice and not in connection with debt for money borrowed; and

(r) (A) Indebtedness of the Specified U.S. Borrower or a Subsidiary assumed in connection with any Permitted Acquisition (and not created in contemplation thereof) not to exceed $15,000,000 in the aggregate outstanding at any time (which shall not be secured by any ABL Priority Collateral or Canadian Collateral or any other property besides a single asset or group of related assets specifically identified in the documentation for such Indebtedness) (“Permitted Acquired Debt”) and (B) Indebtedness of the Specified U.S. Borrower owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis (on terms no less favorable to the Lenders than the terms of the 2012 Senior Subordinated Notes) not to exceed $20,000,000 in the aggregate outstanding at any time (“Permitted Seller Notes”).

SECTION 7.04. Fundamental Changes.  Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Specified U.S. Borrower (including a merger, the purpose of which is to reorganize the Specified U.S. Borrower into a new jurisdiction which is a State of the United States of America), provided that the Specified U.S. Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Specified U.S. Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Subsidiaries, provided that when any U.S. Subsidiary Guarantor is merging with another Subsidiary (which is not a U.S. Subsidiary Guarantor), the U.S. Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Canadian Subsidiary may merge or amalgamate with (i) the Canadian Borrower (including a merger or amalgamation, the purpose of which is to reorganize the Canadian Borrower into a new jurisdiction which is a province or territory of Canada), provided that the Canadian Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Canadian Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Subsidiaries, provided that when any Canadian Subsidiary Guarantor is merging or amalgamating with another Subsidiary, a Guarantor shall be the continuing or surviving Person;

(c) (i) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary dissolution, liquidation or otherwise) to the Specified U.S. Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must be a Loan Party and if the transferee is not the Specified U.S. Borrower or a U.S. Subsidiary Guarantor, such transfer must be in the ordinary course of business consistent with past practice, and (ii) any Subsidiary that is not a U.S. Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or another Subsidiary; provided that if the transferor in such transaction is a Canadian Loan Party, then the transferee must be a Loan Party;

(d) any Subsidiary may merge or amalgamate with or Dispose of all or substantially all of its assets to any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that if the continuing or surviving Person shall be a Subsidiary, such Subsidiary and each of its Subsidiaries shall have complied with the applicable requirements of Section 6.12; and

(e) a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than clause (e) thereof).

SECTION 7.05. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used in the conduct of the business of the Specified U.S. Borrower and its Subsidiaries;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Specified U.S. Borrower or to a Subsidiary; provided that (A) if the transferor of such property is a U.S. Loan Party either (i) the transferee is a U.S. Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 and (B) if the transferor of such property is a Canadian Loan Party either (i) the transferee is a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.04 and 7.06 (solely with respect to reissuances of Equity Interests of treasury stock of the Specified U.S. Borrower);

(f) Dispositions by the Specified U.S. Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $15,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Specified U.S. Borrower or such Subsidiary for not less than 75% cash consideration (for the avoidance of doubt, it being understood that cash used to prepay or escrow rent shall be cash consideration);

(g) Dispositions of Cash Equivalents;

(h) Dispositions of (i) defaulted Accounts of financially-troubled debtors in connection with the collection or compromise thereof and (ii) with 10 days’ prior notice to the Administrative Agent, other Accounts as to which the applicable Loan Party has reasonable concerns as to credit quality;

(i) licensing or sublicensing of IP Rights in the ordinary course of business;

(j) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Specified U.S. Borrower and its Subsidiaries;

(k) Dispositions by the Specified U.S. Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (k) shall not exceed $30,000,000 since the Closing Date (excluding any property Disposed of in a Disposition or series of related Dispositions involving property with an aggregate fair market value of less than $1,500,000), and (iii) the purchase price for such property shall be paid to the Specified U.S. Borrower or such Subsidiary for not less than 75% cash consideration; provided further that, notwithstanding the foregoing, with respect to a one-time sale of non-core assets in an aggregate amount not to exceed $20,000,000 pursuant to this Section 7.05(k), the purchase price for such property shall be paid to the Specified U.S. Borrower or such Subsidiary for not less than 50% cash consideration; and

(l) Dispositions of assets set forth on Schedule 7.05 to the Original Credit Agreement;

provided, however, that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d)(A)(i), (d)(B)(i), (e), (h) and (j)), shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 (other than to a Loan Party), such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Specified U.S. Borrower and to Subsidiaries (and, in the case of a Payment by a non-wholly-owned Subsidiary, to the Specified U.S. Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);

(b) Holdings, the Specified U.S. Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) to the extent constituting Restricted Payments, the Specified U.S. Borrower and its Subsidiaries may enter into transactions expressly permitted by Section 7.04, 7.08, or 7.14;

(d) the Specified U.S. Borrower and any Subsidiary of the Specified U.S. Borrower may make Restricted Payments to Holdings:

(i) the proceeds of which will be used to pay the tax liability for the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings attributable to the Specified U.S. Borrower and its Subsidiaries determined as if the U.S. Specified Borrower and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used by Holdings to pay its (or to make a Restricted Payment to any direct or indirect parent company of the Specified U.S. Borrower to enable it to pay) operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings or any direct or indirect parent company of the Specified U.S. Borrower attributable to the ownership or operations of the Specified U.S. Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any direct or indirect parent company of the Specified U.S. Borrower to enable it to pay to enable it to pay) its franchise taxes;

(iv) the proceeds of which will be used to repurchase the Equity Interests of Holdings from, or to make a Restricted Payment to any direct or indirect parent company of the Specified U.S. Borrower to enable it to repurchase its Equity Interests from, directors, employees or members of management of Holdings or any direct or indirect parent company of the Specified U.S. Borrower, the Specified U.S. Borrower or any Subsidiary (or their estate, family members, spouse and/or former spouse), in an aggregate amount not in excess of $5,000,000 in any calendar year plus the proceeds of any key-man life insurance maintained by Holdings, the Specified U.S. Borrower or any of its Subsidiaries; provided that the Specified U.S. Borrower may carry-over and make in any subsequent calendar year or years, in addition to the amount for such calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $15,000,000; or

(v) the proceeds of which shall be used by Holdings or any direct or indirect parent company of the Specified U.S. Borrower to pay fees and expenses (other than to Affiliates) certified to the Administrative Agent by an Officer of the Specified U.S. Borrower and related to any unsuccessful equity or debt offering.

(e) in addition to the foregoing Restricted Payments, the Specified U.S. Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments so long as before and after giving effect thereto (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall be more than 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments and (iii) the Specified U.S. Borrower shall be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) and shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating such compliance; provided, that if the proceeds of such Restricted Payment are to be and are promptly applied to make a payment of the type described in Section 7.14, the Restricted Payment to Holdings under this clause (e) to allow it to make those payments shall be subject only to the criteria for the applicable type of payment set forth in Section 7.14;

(f) repurchases of Equity Interests of the Specified U.S. Borrower deemed to occur upon the non-cash exercise of stock options and warrants; and

(g) so long as no Default shall have occurred and be continuing or would result therefrom, the Specified U.S. Borrower may make Restricted Payments with the net cash proceeds from any Permitted Equity Issuance received since the Closing Date, to the extent such proceeds were received within 90 days prior to the date of such Restricted Payment and held in segregated account pending application pursuant to this clause (g).

SECTION 7.07. Change in Nature of Business.  (a)  In respect of Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Specified U.S. Borrower and liabilities incidental thereto, including its liabilities as a Guarantor pursuant to the U.S. Guaranty, the Senior Secured Notes Documents and the 2012 Senior Subordinated Notes Indenture and any other Permitted Indebtedness.

(b) In respect of the Specified U.S. Borrower and its Subsidiaries, engage in any material line of business substantially different from those lines of business conducted by the Specified U.S. Borrower and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Specified U.S. Borrower, whether or not in the ordinary course of business, other than (a) transactions (i) between or among Loan Parties, (ii) between or among Subsidiaries that are not Loan Parties and (iii) between or among the Loan Parties, the Subsidiaries and/or any joint venture in which any of them owns an interest, in each case, in the ordinary course of business, (b) on fair and reasonable terms substantially as favorable to the applicable Borrower or such Subsidiary as would be obtainable by the applicable Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees, expenses and other payments made in connection with the consummation of the Transactions, (d) so long as no Covenant Trigger Event shall have occurred and be continuing, the payment of fees to the Sponsor pursuant to the Advisory Agreement, (e) equity issuances by the Specified U.S. Borrower permitted under Section 7.06, (f) loans and other transactions by the Specified U.S. Borrower and its Subsidiaries to the extent permitted under Section 7.06 or clauses (b), (c) and (m) of Section 7.02, (g) customary fees may be paid to any directors of the Specified U.S. Borrower and reimbursement of reasonable out-of-pocket costs of the directors of the Specified U.S. Borrower, (h) the Specified U.S. Borrower and its Subsidiaries may enter into employment and severance arrangements with officers and employees in the ordinary course of business, (i) the payment of customary fees and reasonable out-of-pocket cost to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Specified U.S. Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Specified U.S. Borrower and its Subsidiaries, as determined in good faith by the board of directors of the Specified U.S. Borrower or senior management thereof, (j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 to the Original Credit Agreement or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (k) dividends, redemptions and repurchases permitted under Section 7.06, and (l) payments by the Specified U.S. Borrower and any Subsidiaries to the Sponsor made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (A) pursuant to the Advisory Agreement as in effect on the Closing Date and (B) approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Specified U.S. Borrower, in each case in good faith.

SECTION 7.09. Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary of the Specified U.S. Borrower to make Restricted Payments to the Specified U.S. Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (i) (x) on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (iii) representing Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 7.03, or (iv) in connection with any Disposition permitted by Section 7.05 relating solely to the assets to be disposed of, and (b) of the Specified U.S. Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Revolving Credit Facility and the Obligations or under the Loan Documents except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property subject to a Lien permitted by Section 7.01 or (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto; provided, however, that clauses (a) and (b) shall not prohibit Contractual Obligations that (i) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, or (ii) apply only to the property or assets securing Indebtedness permitted to be secured by such property or assets by Section 7.01 and Section 7.03, (iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (v) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 7.10. Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

SECTION 7.11. Consolidated Fixed Charge Coverage Ratio.  At any time when a Covenant Trigger Event shall have occurred and be continuing, permit the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently completed Measurement Period of Holdings for which financial statements have been delivered by Holdings pursuant to Section 6.01 and for each Measurement Period thereafter until such Covenant Trigger Event shall cease to be continuing, to be less than 1.1:1.0.

SECTION 7.12. Amendments of Material Documents.  Amend (a) any of its Organization Documents, (b) the Advisory Agreement, (c) the 2012 Senior Subordinated Notes Indenture or any other agreement relating to Junior Financing or (d) the Senior Secured Notes Documents, in each case in a manner materially adverse to the Agents or the Lenders.

SECTION 7.13. Accounting Changes.  Make any change in the periods covered by Holdings’ fiscal year.

SECTION 7.14. Prepayments, Etc. of Indebtedness.  (a)   Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any of the Senior Secured Notes, the 2012 Senior Subordinated Notes, Permitted Seller Notes and any Permitted Subordinated Indebtedness (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except so long as no Default shall have occurred and is continuing or would result therefrom (i) the prepayment, redemption, purchase or defeasance of any such Junior Financing with the net cash proceeds of any Permitted Subordinated Indebtedness or Permitted Equity Issuance to the extent that such proceeds were received within 180 days prior to the date of such prepayment, redemption, purchase or defeasance and held in a segregated account pending application pursuant to this Section 7.14, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) and (iii) the prepayment, redemption, purchase or defeasance of any such Junior Financing, so long as immediately before and immediately after giving effect thereto (A) no Default shall have occurred and be continuing or would result therefrom, (B) Excess Availability shall be at least 25% of the lesser of the Total Borrowing Base and the Aggregate Commitments and (C) the Specified U.S. Borrower would be in pro forma compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable at such time), provided that in each case such payment is also permitted under the Senior Secured Notes Indenture or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any Junior Financing Documentation.

SECTION 7.15. Equity Interests of the Specified U.S. Borrower and Subsidiaries.  (a)  (i) Permit the Specified U.S. Borrower or any of its Subsidiaries to own directly or indirectly less than 100% of the Equity Interests of any of the Domestic Subsidiaries and Canadian Subsidiaries except as a result of or in connection with a dissolution, merger, consolidation or Disposition of a Subsidiary permitted by Section 7.04 or 7.05 or an Investment in any Person permitted under Section 7.02; or

(b) Permit the Specified U.S. Borrower or any of its Subsidiaries to own directly or indirectly less than 80% of the Equity Interests of any of the Foreign Subsidiaries (other than Canadian Subsidiaries) which are Subsidiaries except (A) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition of a Subsidiary permitted by Section 7.04 and 7.05 or an Investment in any Person permitted under Section 7.02; or

(c) Create, incur, assume or suffer to exist any Lien on any Equity Interests of any Borrower (other than Liens pursuant to the Loan Documents and non-consensual Liens arising solely by operation of law and customary restrictions in joint venture agreements).

SECTION 7.16. Designation of Senior Debt.  Designate any other Indebtedness (other than the Senior Secured Notes) of the Specified U.S. Borrower or any of its Subsidiaries as “Designated Senior Debt” (or any comparable term) under, and as defined in, the 2012 Senior Subordinated Notes Indenture or any other applicable Junior Financing Documentation.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default.  The occurrence of the following shall constitute an Event of Default:

(a) Non-Payment.  Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within seven days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  (i)  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05 (but only with respect to Holdings’, the Specified U.S. Borrower’s or the Canadian Borrower’s existence), 6.11, 6.17(a)(iv), (v) or (vi), 6.19, 6.20 or Article VII (after notice), (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in Sections 1.05 and 1.06 of the respective Mortgages to which it is a party (after notice); or

(c) Other Defaults.  (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.01(e) and 6.10 on its part to be performed or observed and such failure continues for two Business Days; (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), (b), (c) or (d),  6.17 (other than Sections 6.17(a)(iv), (v), (vi) or (b)(ii)) on its part to be performed or observed and such failure continues for five Business Days; (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.07 on its part to be performed or observed and such failure continues for 10 Business Days; or (iv) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b), (c)(i), (c)(ii) or (c)(iii) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Specified U.S. Borrower; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document or any amendments or modification thereof or waiver thereunder, or in any report, Borrowing Base Certificate or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment (after giving effect to any applicable grace periods) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or, to the extent applicable, a Canadian Pension Plan, which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan, Canadian Pension Plan or the PBGC or other applicable Governmental Authority that could reasonably be expected to result in a Material Adverse Effect, (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect or (iii) any Canadian Loan Party fails to make a required contribution in respect of a Canadian Pension Plan and such failure gives rise to a Lien that is not permitted under Section 7.01; or

(j) Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control.  There occurs any Change of Control; or

(l) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 or the terms of the Loan Documents shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01 and the Intercreditor Agreement) on the Collateral purported to be covered thereby; or

(m) Subordination.  (i)  The subordination provisions of the 2012 Senior Subordinated Notes Indenture or the documents evidencing or governing any other subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuers or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

SECTION 8.02. Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof).

If any Event of Default occurs and is continuing, the Collateral Agent may, and at the request of the Required Lenders shall, exercise on behalf of itself, the Administrative Agent, the Lenders and the L/C Issuers all rights and remedies available to it, the Administrative Agent, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Specified U.S. Borrower or the Canadian Borrower under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

SECTION 8.03. Application of Funds.  After the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or the Required Lenders (or after the Loans have become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied, subject to the Intercreditor Agreement, by the Administrative Agent in the following order:

(a) With respect to amounts received from or on account of any U.S. Loan Party, or in respect of any U.S. Collateral,

First, to payment of all costs and expenses incurred by the Administrative Agent and the Collateral Agent (in their respective capacities as such hereunder or under any other U.S. Loan Document) in connection with the collection, sale, foreclosure or realization upon any U.S. Collateral or otherwise in connection with this Agreement, any other U.S. Loan Document or any of the U.S. Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other U.S. Loan Document on behalf of Holdings or any U.S. Subsidiary Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other U.S. Loan Document;

Second, to payment in full of U.S. Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the U.S. Swing Line Lender and the U.S. L/C Issuer pro rata in accordance with the amounts of U.S. Unfunded Advances/Participations owed to them on the date of such distribution);

Third, to payment in full of all other U.S. Obligations (the amounts so applied to be distributed among the U.S. Secured Parties pro rata in accordance with the amounts of the U.S. Obligations owed to them on the date of any such distribution);

Fourth, to the Canadian Obligations in the order set forth in Section 8.03(b);

Fifth, as provided for under the Intercreditor Agreement; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

(b) With respect to amounts received from or on account of any Canadian Loan Party or in respect of any Canadian Collateral, or, after all of the U.S. Obligations set forth in clauses first through third above have been indefeasibly paid in full in accordance with Section 8.03(a), from or on account of any U.S. Loan Party, or in respect of any U.S. Collateral,

First, to payment of that of all costs and expenses incurred by the Administrative Agent and the Collateral Agent (in their respective capacities as such hereunder or under any other Canadian Loan Document) in connection with the collection, sale, foreclosure or realization upon any Canadian Collateral or otherwise in connection with this Agreement, any other Canadian Loan Document or any of the Canadian Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other Canadian Loan Document on behalf of any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Canadian Loan Document;

Second, to payment in full of Canadian Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Canadian Swing Line Lender and the Canadian L/C Issuer pro rata in accordance with the amounts of Canadian Unfunded Advances/Participations owed to them on the date of such distribution);

Third, to payment in full of all other Canadian Obligations (the amounts so applied to be distributed among the Canadian Secured Parties pro rata in accordance with the amounts of the Canadian Obligations owed to them on the date of any such distribution);

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 8.03(a) above, and Section 8.03(b) above, shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 8.04. Collection Allocation Mechanism.  (a)  On the CAM Exchange Date, (i) each U.S. Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(A)(c)(ii)) participations in the U.S. Swing Line Loans in an amount equal to such U.S. Revolving Lender’s Applicable Percentage of each U.S. Swing Line Loan outstanding on such date, (ii) each U.S. Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.03) participations in the Outstanding Amount of U.S. L/C Obligations with respect to each U.S. Letter of Credit in an amount equal to such U.S. Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit, (iii) each Canadian Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(B)(c)(ii)) participations in the Canadian Swing Line Loans in an amount equal to such Canadian Lender’s Applicable Percentage of each Canadian Swing Line Loan outstanding on such date, (iv) each Canadian Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.03) participations in the Outstanding Amount of Canadian L/C Obligations with respect to each Canadian Letter of Credit in an amount equal to such Canadian Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Canadian Letter of Credit, (v) simultaneously with the automatic conversions pursuant to clause (vi) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Loans (other than the Swing Line Loans) and participations in the Swing Line Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, and L/C Obligations in which it shall participate as of such date (including such Lender’s interest in the Obligations, Guaranties and Collateral of each Loan Party in respect of each such Loan and L/C Obligations), such Lender shall hold an interest in every one of the Loans (other than the Swing Line Loans) and a participation in every one of the Swing Line Loans and all of the L/C Obligations (including the Obligations, Guaranties and Collateral of each Loan Party in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (vi) simultaneously with the deemed exchange of interests pursuant to clause (v) above, the interest in the Loans denominated in Canadian Dollars to be received in such deemed exchange shall be converted into Obligations denominated in Dollars and on and after such date all amounts accruing and owed to Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.  Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swing Line Loan or Letter of Credit.  Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Obligations, and each distribution made by the Administrative Agent in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

ARTICLE IX

The Agents

SECTION 9.01. Appointment and Authority.  (a)  Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints the Administrative Agent and the Collateral Agent to act on its behalf as its agents hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for Section 9.06, the provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuers, and neither the Borrowers nor any other Loan Parties shall have rights as a third party beneficiary of any of such provisions.

(b) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Agents, on the other hand, each Loan Party and each such Secured Party acknowledges and agrees with the Administrative Agent that such Secured Party and the Agents are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Obligations owed by each such Loan Party to the Agents and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Articles 1542 and 1543 of the Civil Code of Québec, each such Loan Party is irrevocably bound towards the Agents and each Secured Party in respect of the entire Solidary Claim of the Agents and such Secured Party.  As a result of the foregoing, the parties hereto acknowledge that the Agents and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agents and such Secured Party and the right to give full acquittance for it.  Accordingly, and without limiting the generality of the foregoing, each Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same.  By its execution of the Loan Documents to which it is a party, each such Loan Party and Secured Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided.  The parties further agree and acknowledge that such Liens (hypothecs) under the Collateral Documents and the other Loan Documents shall be granted to the Collateral Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

SECTION 9.02. Rights as a Lender.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03. Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, neither Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders, Required U.S. Lenders or Required Canadian Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have written knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower, a Lender or an L/C Issuer.

Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

SECTION 9.04. Reliance by Administrative Agent.  The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05. Delegation of Duties.  (a)  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more individual(s) or institution(s) as separate trustee(s), co-trustee(s), collateral agent(s), collateral sub-agent(s) or collateral co-agent(s) (any such additional individual or institution being referred to herein as a “Supplemental Collateral Agent”) appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agents.

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 10.04 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

SECTION 9.06. Resignation of Administrative Agent.  Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with consent of with the Specified U.S. Borrower (so long as no Event of Default has occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and Canada.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07. Non-Reliance on  Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunner or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an L/C Issuer hereunder.

SECTION 9.09. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

SECTION 9.10. Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under a Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranties, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

SECTION 9.11 Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, of any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other reasonably satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Upon the request of the Administrative Agent at any time, the Hedge Banks and the Cash Management Banks shall provide to the Administrative Agent a summary of outstanding obligations under any Cash Management Agreements or Swap Contracts secured by a Lien on any asset of any Loan Party, as of such date as may be reasonably requested by the Administrative Agent, showing the aggregate amount of such obligations determined on a marked-to-market basis and such other information reasonably requested by the Administrative Agent.  At the request of the Administrative Agent from time to time, the Hedge Banks and the Cash Management Banks shall provide to the Administrative Agent copies of any Cash Management Agreements or Swap Contracts pursuant to which obligations secured by a Lien on any asset of any Loan Party have been incurred.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders or the Administrative Agent with the consent of the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) increase the aggregate Commitments under the Revolving Credit Facility to an amount greater than $200,000,000 without the consent of each Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders and the Administrative Agent shall be necessary to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change (i) any provision of this Section 10.01 or (ii) the definition of “Required Lenders”, “Required U.S. Lenders”, “Required Canadian Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (unless all Obligations have been paid in full in cash and the Commitments terminated);

(h) release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from a Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i) amend, modify or waive any provision of this Agreement, in each case governing the rights of the Lenders under any Facility, without the written consent of Lenders holding a majority in interest of the obligations under such Facility, if such amendment, modification or waiver, or such provision, by its express terms applies only to such Facility (or only to the Lenders thereunder) and if such amendment, modification or waiver adversely affects the Lenders under such Facility;

(j) increase the advance rates set forth in the definition of the terms “U.S. Borrowing Base” or “Canadian Borrowing Base”, or reduce the amounts set forth in the definition of the terms “Cash Dominion Event” or “Covenant Trigger Event”, without the written consent of the Supermajority Lenders;

(k) change or otherwise modify the eligibility criteria, eligible asset classes, reserves, sublimits in respect of any Borrowing Base, or add new asset categories to any Borrowing Base, or otherwise cause any Borrowing Base or availability under the Revolving Credit Facility provided for herein to be increased, in each case without the written consent of the Supermajority Lenders; provided that this clause (k) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves, to add assets acquired in a Permitted Acquisition to any Borrowing Base or to otherwise exercise its discretion or Credit Judgment in respect of any determination expressly provided hereunder to be made by the Administrative Agent in its discretion or Credit Judgment, all to the extent otherwise set forth herein; or

(l) amend, modify or change the provisions of Section 8.04 or the definition of “CAM Percentage” without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of more than the Required Lenders and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

Each Loan Party acknowledges the agreements set forth in the Fee Letter and agrees that it will execute and deliver such amendments to the Loan Documents as shall be deemed advisable by the Bookrunner to give effect to the provisions of the Fee Letter.  Notwithstanding anything to the contrary in this Section 10.01, the Administrative Agent and the Loan Parties shall be permitted to execute and deliver such amendments and such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Subject to the restrictions set forth in the foregoing subparagraphs 10.01(a) to (j), but notwithstanding anything else to the contrary contained in this Section 10.01, (a) with respect to any provision contained in this Agreement relating to any Facility, the Administrative Agent, the Borrowers and a majority in interest of the Lenders under such Facility shall be permitted to amend such provision, without the consent of any other Lender, solely to the extent reasonably necessary or advisable to (i) comply with Applicable Law relating to such Facility or (ii) better implement the intentions of this Agreement with respect to such Facility, and, in the case of any amendment made pursuant to this clause (ii), solely to the extent that such amendment does not impair the rights, obligations or interests of any other Lender under this Agreement in any material respect and (b) at any time on or before the date that is sixty (60) days after the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

 Notwithstanding the foregoing provisions of this Section 10.01, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Revolving Credit Commitments on substantially the same basis as the Revolving Credit Commitments.

SECTION 10.02. Notices; Effectiveness; Electronic Communications.
(a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Borrower Agent, the Administrative Agent, the Collateral Agent, the L/C Issuers or the Swing Line Lenders, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 to the Original Credit Agreement; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

Each Loan Party located outside of the U.S. hereby irrevocably appoints the Borrower Agent as its agent to receive on behalf of such Loan Party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Borrower Agent at the Borrower Agent’s address specified in this Agreement, and such Loan Party hereby irrevocably authorizes and directs the Borrower Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Loan Party at its address specified in this Agreement.

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agents or the Bookrunner or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or any other Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or any Agent’s or any Arranger’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any other Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each Borrower, the Administrative Agent, the Collateral Agent, each L/C Issuer and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent, the Administrative Agent, the Collateral Agent, the applicable L/C Issuer and the applicable Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by the Agents, L/C Issuers and Lenders. The Agents, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower.  All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents  against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04. Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Bookrunner, Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents and the Bookrunner), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Agents, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers.  The Borrowers shall jointly and severally indemnify each Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonably related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of any Agent, any L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.05. Payments Set Aside.  To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.06. Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.  (A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the applicable Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of the applicable Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the applicable Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) during the primary syndication of the Loans and Commitments;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the applicable Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax form(s).

(v) No Assignment to Borrower.  No such assignment shall be made to a Borrower or any Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).  No assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 3.01 than that to which the assignor would have been entitled to receive had no such assignment occurred.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Upon the acceptance of any Assignment and Assumption, the Administrative Agent shall promptly record the information contained therein in the Register.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Credit Suisse assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Credit Suisse may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as U.S. L/C Issuer and Canadian L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as U.S. Swing Line Lender and Canadian Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower Agent shall be entitled to appoint from among the Lenders a successor L/C

Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower Agent to appoint any such successor shall affect the resignation of Credit Suisse as L/C Issuer or Swing Line Lender, as the case may be.  If Credit Suisse resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Credit Suisse resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line  Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Credit Suisse to effectively assume the obligations of Credit Suisse with respect to such Letters of Credit.

SECTION 10.07. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the applicable Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.  In addition, the Administrative Agent, each Joint Bookrunner and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  No Lender shall set off against any Dominion Account without the prior consent of Collateral Agent.

SECTION 10.09. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  Without limiting the generality of the foregoing, if any provision of any of the Loan Documents would obligate Canadian Loan Parties to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party.  Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 10.09 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolving Credit Loans to the Canadian Borrower remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of payment in full of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive, absent manifest error, for the purposes of such determination.

SECTION 10.10. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.12. Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13. Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives a Borrower the right to replace a Lender as a party hereto, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) such Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to (d) Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.

SECTION 10.14. Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING WILL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED THAT NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) Waiver of Venue.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Bookrunner are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Bookrunner on the other hand, (B) each Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither Agent, nor any Arranger, has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Agents nor any Arranger has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Agent and the Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.17. Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.18. USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

SECTION 10.19 Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent and the Appropriate Lenders against such loss.  The term “rate of exchange” in this Section 10.19 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 10.20. Language.  The parties have requested that this Agreement and the other documents contemplated hereby or relating hereto be drawn up in the English language.  Les parties ont requis que cette convention ainsi que tous les documents qui y sont envisagés ou qui s’y rapportent soient rédigés en langue anglaise.

SECTION 10.21. Intercreditor Agreement.  Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as collateral agent for the Revolving Facility Secured Parties referred to therein; U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent; Ply Gem Holdings, Inc.; Ply Gem Industries, Inc.; and the other subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Each Lender hereunder (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the Noteholders to acquire the Notes of the Specified U.S. Borrower and such Noteholders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

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